UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CENTRAL EUROPEAN DISTRIBUTION CORP.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Exhibit LTR

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

            , 2013

Dear Stockholder:

On behalf of the board of directors of Central European Distribution Corporation (the “Company”), it is our pleasure to invite you to the annual meeting of stockholders for the 2011 annual period. The annual meeting will be held on March 26, 2013, at 9:00 a.m. local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at Four Times Square, New York, NY 10036. The formal meeting notice and our proxy statement for the meeting are attached.

At our annual meeting, in addition to the more traditional matters to be voted on, including the election of directors, ratification of the appointment of the Company’s independent public auditors, approval of the Company’s compensation plan for named executive officers, and a shareholder proposal to adopt a simple majority vote, you will be asked to:

•	approve the issuance of shares pursuant to the restructuring transactions described in this Proxy Statement; and

•

approve amendments to the Company’s certificate of incorporation to authorize the board of directors to effect a reverse stock split of our issued and outstanding shares of common stock, pursuant to which 65.41 outstanding shares of our common stock would be combined and reclassified into 1 share of our common stock.

These proposals will allow us to complete the restructuring transactions described in this Proxy Statement by enabling us to convert most of our debt into common stock and new senior secured notes as we do not currently have sufficient shares of authorized common stock to allow for this conversion of our debt into shares of common stock and new senior secured notes. If stockholders do not approve these proposals to authorize the Company to issue more shares and effect the reverse stock split to consummate the proposed exchange offers, the holders of the Company’s 3.00% Convertible Notes due 2013 and holders of CEDC Finance Corporation International, Inc.’s 9.125% Senior Secured Notes due 2016 and 8.875% Senior Secured Notes due 2016 may have the right to demand repayment of the principal amount of the debt and any accrued interest thereon. We believe that if we do not receive your approval for the issuance of shares and the reverse stock split in connection with the restructuring transactions or if we are otherwise unable to restructure our existing debt obligations, the Company will likely be forced to file for protection from our creditors under Chapter 11 of the U.S. Bankruptcy Code.

At the annual meeting, the Company’s management will also review the Company’s results for 2011 and respond to appropriate stockholder questions. You will find other detailed information about the Company and its operations, as well as its restated audited consolidated financial statements, in the 2011 annual report to stockholders included with this proxy statement. Information regarding the restructuring transactions may be found in the Company’s Offering Memorandum, Consent Solicitation and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization which is also included with this proxy statement.

We encourage you to carefully review the proxy statement, which provides information regarding the matters to be voted on at the annual meeting. It is important that your views be represented at the annual meeting. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot—by telephone, by Internet or by mailing the proxy card. Please review the instructions on the proxy card regarding each of these voting options.

Sincerely,
Roustam Tariko
Chairman of the Board of Directors

N. Scott Fine
Vice Chairman of the Board of Directors

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054

856-273-6980

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 26, 2013

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Central European Distribution Corporation, a Delaware corporation, or the Company, will be held on March 26, 2013, at 9:00 a.m. local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at Four Times Square, New York, NY 10036.

At the annual meeting, you will be asked to:

•	elect seven directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2012;

•	approve the compensation paid to the Company’s named executive officers, by non-binding vote;

•	approve the issuance of shares pursuant to the restructuring transactions;

•

approve amendments to the Company’s certificate of incorporation to authorize the board of directors to effect a reverse stock split of our issued and outstanding shares of common stock, pursuant to which 65.41 outstanding shares of our common stock would be combined and reclassified into 1 share of our common stock;

•	vote on a stockholder proposal to adopt a simple majority vote; and

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

At the annual meeting, the Company’s management will also review the Company’s results for 2011 and respond to appropriate stockholder questions. You will find other detailed information about the Company and its operations, as well as its restated audited consolidated financial statements, in the 2011 annual report to stockholders included with this proxy statement. Information regarding the restructuring transactions may be found in the Company’s Offering Memorandum, Consent Solicitation and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization which is also included with this proxy statement.

Pursuant to the Company’s bylaws, the board of directors has fixed March 1, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at all adjournments or postponements that may take place. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement that may take place. A list of all stockholders of record entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours for a period of ten days before the annual meeting at the offices of the Company, located at 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054.

By Order of the Board of Directors,
Brian Morrissey
Secretary

Mt. Laurel, New Jersey

            , 2013

Whether or not you plan to attend the annual meeting, please grant a proxy to vote by telephone or the Internet, or complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the board of directors. You may, if you wish, revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054

856-273-6980

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

March 26, 2013

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

The board of directors of Central European Distribution Corporation, a Delaware corporation, or the Company, is sending you this proxy statement and the accompanying proxy card in connection with its solicitation of proxies to be used at the annual meeting of stockholders. The annual meeting will be held on March 26, 2013, at 9:00 a.m. local time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at Four Times Square, New York, NY 10036.

This proxy statement, the notice of annual meeting of stockholders, the proxy card and the Company’s annual report to stockholders are expected to be first mailed to stockholders on or about            , 2013.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders of record of the Company as of the close of business on March 1, 2013, will consider and vote on:

•	the election of seven directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	the ratification of the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2012;

•	a non-binding vote on executive compensation;

•	the issuance of shares pursuant to the Restructuring Transactions (as described herein);

•

amendments to the Company’s certificate of incorporation to authorize the board of directors to effect a reverse stock split of our issued and outstanding shares of common stock, pursuant to which 65.41 outstanding shares of our common stock would be combined and reclassified into 1 share of our common stock;

•	a stockholder proposal to adopt a simple majority vote; and

•	any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

In addition, the Company’s management will report on the performance of the Company during 2011 and respond to appropriate questions from stockholders.

What are the recommendations of the board of directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board of directors’ recommendations are set forth together with the description of each item in this proxy statement. The board of directors recommends a vote:

•	FOR the election of seven directors nominated by the board of directors to serve on the board of directors, each for a one-year term;

•	FOR the ratification of the board of directors’ appointment of Ernst & Young as the Company’s independent public auditors for the year ending December 31, 2012;

•	FOR a non-binding vote on executive compensation;

•	FOR the issuance of shares pursuant to the Restructuring Transactions;

•

FOR an amendment of the Company’s certificate of incorporation to authorize the board of directors to effect a reverse stock split of our issued and outstanding shares of common stock, pursuant to which 65.41 outstanding shares of our common stock would be combined and reclassified into 1 share of our common stock;

•	AGAINST the stockholder proposal to adopt a simple majority vote.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement that may take place, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Who is Roust Trading, and what is its relationship with CEDC?

Roust Trading Ltd. (“Roust Trading”) is an affiliate of Russian Standard Corporation, a privately held Russian company involved in the vodka and spirits distribution business. Roust Trading is wholly owned by Mr. Roustam Tariko, chairman of the board of directors of the Company. Roust Trading and Mr. Tariko currently hold 15,920,411 shares of common stock in the Company, or approximately 19.4% of the Company’s outstanding shares. The Company also believes that Russian Standard Corporation or its affiliates and Mr. Tariko own $102,554,000 principal amount of the Company’s 3.00% Convertible Notes due 2013 (the “Existing 2013 Notes”).

Pursuant to an amended and restated securities purchase agreement dated July 9, 2012 (the “Amended Securities Purchase Agreement”), more fully described in “Related Party Transactions—Transactions with Roust Trading”, Roust Trading acquired 8,714,286 shares of common stock in the Company for an average purchase price of $3.44 per share and purchased an aggregate principal amount of $70 million of 3% senior notes due 2013 (the “RTL Notes”).

In addition to the Amended Securities Purchase Agreement, on July 9, 2012, the Company also entered into an amended and restated governance agreement (the “Amended Governance Agreement”) with Roust Trading, pursuant to which Roust Trading obtained, among other things, certain board representation rights and veto rights over certain corporate actions. In accordance with the Amended Governance Agreement, Roust Trading nominated, and the board of directors appointed, Messrs. Roustam Tariko, Alessandro Picchi, and Jose Aragon to the board of directors.

Following the restatement of the Company’s financial statements for the fiscal years ended December 31, 2010 and 2011, the Company and Roust Trading further agreed, pursuant to a binding term sheet dated December 28, 2012 (the “Term Sheet”), to, among other things, terminate the Amended Securities Purchase Agreement and Amended Governance Agreement, effective as of January 21, 2012, and release certain claims arising out of circumstances existing prior to the date of the Term Sheet. Pursuant to the Term Sheet, the Company and Roust Trading entered into a $50 million credit facility (the “RTL Credit Facility”). The terms of the RTL Credit Facility provide that entry into the RTL Credit Facility shall repay and result in cancellation of $50 million of RTL Notes. Funds from the credit facility may be used by the Company for working capital and general corporate purposes. In addition, Sibirsky LVZ, and Russian Standard Bank, an affiliate of Roust Trading, have executed a 465 million Russian ruble (approximately $15 million) credit facility (the “Sibirsky Credit Facility”). The Sibirsky Credit Facility provides for a commitment of 465 million Russian rubles and will have a maturity date of one year with an interest rate fixed at 12% per annum, to be paid quarterly.

Under the Term Sheet, Roust Trading and the Company agreed that the directors nominated for election at this annual general meeting should include three directors not affiliated with Roust Trading, three directors nominated by Roust Trading, and two additional nominees, one not affiliated with Roust Trading and one nominated by Roust Trading, only one of which would have been elected by the Company’s stockholders. Following the agreement of this Term Sheet, Roust Trading and the Company agreed on a mutually acceptable seventh director, Judge Joseph Farnan, to replace Mr. Robert Koch following his resignation from the board of directors. On February 4, 2013, the board of directors then unanimously approved the appointment of Judge Farnan as a director and resolved to nominate and vote for the election of Judge Farnan, along with the other six serving directors nominated in this proxy statement. Moreover, Roust Trading has informed us that it will vote in favor of the board of directors’ nominees for election as directors at the annual general meeting.

The Company continues to engage Roust Trading in significant discussions regarding the Company’s liquidity needs and future direction and is committed to maintaining a constructive relationship with Roust Trading to meet the challenges the Company is facing.

For further information on the Company’s transactions with Roust Trading, please see “Related Party Transactions—Transactions with Roust Trading.”

Has the Company been notified that a stockholder intends to propose alternative director nominees at the annual meeting of stockholders?

In February 2012, Mark Kaufman, who, as reported on a Schedule 13D on June 15, 2012, owns 7,517,549 shares of the Company or 9.16% of the Company’s outstanding shares, notified the Company of his nomination for election to the board of directors. The board of directors declined to nominate Dr. Kaufman for election to the board of directors at that time. On January 16, 2013, Dr. Kaufman, in an open letter to Company stakeholders filed on a Schedule 13D with the SEC indicated that he was considering proposing alternative members for election to the board of directors, in the event that certain members of the current board of directors were nominated for election. On February 11, 2013, Dr. Kaufman notified the Company of the nomination of Philippe Leopold, Tom Wilen, William V. Carey and Dr. Kaufman for election to the board of directors. Further, in a notice filed on a Schedule 13D with the SEC on the same date, Dr. Kaufman stated that he had no present intention of soliciting proxies in connection with the Company’s annual meeting of stockholders, including these directors nominations, other than solicitations conducted in reliance upon the “ten or fewer” exemption provided by Rule 14a-2(b)(2) under the Securities Exchange Act of 1934.

The board of directors has considered the nominations of Mr. Leopold, Mr. Wilen, Mr. Carey and Dr. Kaufman and has declined to include these nominees in the Company’s proxy statement. In particular, the board of directors considered its previous interactions with Dr. Kaufman during his service on the Company’s Russia Oversight Committee. Likewise, the board of directors considered Mr. Carey’s tenure as former Chief Executive Officer and director of the Company and his resignation from that role. Finally, the board of directors considered its current composition and the background and expertise of each member of the board of directors. On the basis of its deliberations, the board of directors unanimously approved and agreed to vote for the slate of seven directors in this proxy statement for election at the annual meeting of stockholders and declined to include any of Dr. Kaufman’s nominees in the Company’s proxy statement. The board of directors unanimously recommends a vote FOR each of the board of directors’ nominees for director as included in this proxy statement.

What are the Restructuring Transactions?

The Company has offered to exchange (the “CEDC Exchange Offer”) all of the Existing 2013 Notes for new shares of common stock of the Company (“New Common Stock”); and CEDC Finance Corporation International, Inc. (“CEDC FinCo”) has offered to exchange (the “CEDC FinCo Exchange Offer” and, together with the CEDC Exchange Offer, the “Exchange Offers”) all of the outstanding 9.125% Senior Secured Notes due 2016 (the “9.125% Existing 2016 Notes”) and the 8.875% Senior Secured Notes due 2016 (the “8.875% Existing 2016 Notes” and, together with the 9.125% Existing 2016 Notes, the “Existing 2016 Notes” and, together with the Existing 2013 Notes, the “Existing Notes”) issued by CEDC FinCo for (i) New Common Stock and (ii) new 6.5% Senior Secured Notes due 2020 (the “New Secured Notes”).

In conjunction with the Exchange Offers: (i) the Company is soliciting acceptances from all holders of Existing 2013 Notes of a prepackaged plan of reorganization solely with respect to CEDC (the “CEDC Plan of Reorganization”) and a prepackaged plan of reorganization with respect to CEDC, CEDC FinCo and CEDC Finance Corporation LLC (the parent company of CEDC FinCo and a direct, wholly-owned subsidiary of CEDC)

(the “Multi-Debtor Plan of Reorganization”, and together with the CEDC Plan of Reorganization, the “Plan of Reorganization”); and (ii) CEDC FinCo is soliciting (a) consents from holders of Existing 2016 Notes (the “Consent Solicitation”) to certain amendments to the indenture governing the Existing 2016 Notes (the “Existing 2016 Notes Indenture”), (1) subject to receiving consents from holders of a majority of principal amount outstanding of Existing 2016 Notes, to eliminate certain restrictive covenants and certain events of default and related provisions contained in the Existing 2016 Notes Indenture (the “Covenant Amendments”) and, (2) subject to receiving consents from holders of at least 90% of principal amount outstanding of Existing 2016 Notes, to provide for the release of all of the liens on the collateral securing the Existing 2016 Notes and the subsidiary guarantees of the Existing 2016 Notes, including by amending the Existing 2016 Notes Indenture and by terminating or amending, as applicable, the related security documents (the “Collateral and Guarantee Amendments” and together with the Covenant Amendments, the “Proposed Amendments”) and (b) acceptances from all holders of Existing 2016 Notes of the Plan of Reorganization.

In connection with the Exchange Offers (and subject to certain conditions, including consummation of the Exchange Offers or confirmation of the Plan of Reorganization) we are offering Roust Trading the opportunity to exchange (i) $20 million of principal amount of RTL Notes held by Roust Trading and issued pursuant to the Original Securities Purchase Agreement for 179,907 shares of New Common Stock (the “RTL Note Exchange”) representing 0.7% of our outstanding common stock after giving effect to the Restructuring Transactions (as defined below) and (ii) $50 million of principal amount of a term loan pursuant the RTL Credit Facility, for 5,000,000 shares of New Common Stock representing 20% of CEDC’s outstanding shares after giving effect to the Restructuring Transactions (the “RTL Credit Facility Exchange” and together with the RTL Note Exchange, the “RTL Debt Exchange”). We are also soliciting votes from Roust Trading on the Plan of Reorganization providing for the RTL Debt Exchange. Roust Trading has not consented to the RTL Debt Exchange.

In this Proxy Statement, the “Restructuring Transactions” refers to the Exchange Offers and the RTL Debt Exchange, and the term “Plan of Reorganization”, refers simultaneously to either the CEDC Plan of Reorganization or the Multi-Debtor Plan of Reorganization, as we would only choose to consummate one of these two plans of reorganization.

More information on the Exchange Offers, the Consent Solicitation and the Plan of Reorganization may be found in the Company’s Offering Memorandum, Consent Solicitation, and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization (the “Offering Memorandum”) attached as Exhibit 99.(a)(1)(i) of the Company’s Schedule TO filed with the SEC on February 25, 2013.

Will the Restructuring Transactions have a dilutive effect on current stockholders?

THE ISSUANCE AND SALE OF THE NEW COMMON STOCK WILL HAVE A SIGNIFICANT DILUTIVE EFFECT ON THE EARNINGS PER SHARE AND ON EACH STOCKHOLDER’S PERCENTAGE VOTING POWER. If all of the outstanding Existing Notes are exchanged for New Common Stock and New Secured Notes and the RTL Debt Exchange is effected, we will issue an aggregate of shares of our Common Stock, representing approximately 95% of our outstanding shares of common stock on a fully diluted basis after giving effect to the Restructuring Transactions, to the holders of the Existing Notes and to Roust Trading. As a result, following the Restructuring Transactions, the aggregate ownership interest of our current stockholders will be reduced from 100% to approximately 5%.

Why does the Company want to effect a reverse stock split?

The Restructuring Transactions contemplate the Company conducting a 1-for-65.41 reverse stock split (“Reverse Stock Split”).

The Restructuring Transactions will involve our issuing a substantial amount of new shares of our Common Stock to existing holders of Existing Notes and to Roust Trading. Without adjusting for the Reverse Stock Split, we will have many times more shares of common stock outstanding after the conclusion of these transactions than before. Through effecting the Reverse Stock Split, we will have enough authorized shares to consummate the Restructuring Transactions without increasing the amount of authorized shares.

When do the Existing 2013 Notes Mature?

Our Existing 2013 Notes are due and payable on March 15, 2013. Our current cash on hand, estimated expected cash from operations and amounts available under our existing credit facilities will not be sufficient to make the required payments upon maturity of our Existing 2013 Notes and we may default on the Existing 2013 Notes. The outstanding principal amount under the Existing 2013 Notes is $257.9 million. As of February 13, 2013, we have $59.0 million available cash on hand, and approximately $17.7 million available under our credit facilities.

A failure to make a payment of principal amount upon the maturity of the Existing 2013 Notes would constitute an event of default under the terms of the indenture governing the Existing 2013 Notes, and would result in an event of default under the Existing 2016 Notes and other indebtedness. In the event of such an event of default under the Existing 2016 Notes, the trustee or holders of 25% of the aggregate principal amount of those notes will be able to declare all amounts due thereunder (there is currently $957.7 million outstanding principal amount of Existing 2016 Notes assuming an exchange rate of $1.3434 to €1.00, which reflects the trailing thirty day average exchange rate through February 21, 2013 as reported by Bloomberg Finance L.P).

In addition, we had $112.2 million outstanding under credit facilities as of February 13, 2013, and under most of these loan agreements if it is determined that a material adverse change has occurred, the loan agreement can be immediately terminated by the lending bank. We do not have sufficient liquidity to repay our bank facilities if they were terminated.

Further, a failure to make the maturity payment on the Existing 2013 Notes and any resulting cross-defaults and acceleration of our other debt (including the Existing 2016 Notes) could result in the termination or in the refusal to extend certain factoring agreements or bank guarantee arrangements that are critical to our operations, and may also result in our suppliers refusing to provide trade credit and demanding prepayment for necessary inputs. For example, one of our factors recently notified us that it would not renew its factoring agreement with us. Any of these consequences could have a material impact on our financial condition and our ability to conduct business operations and would hinder our ability to continue to operate as a going concern. As a result of these considerations, the Company’s auditors’ report for the year ended December 31, 2011 expressed substantial doubt about the Company’s ability to continue as a going concern.

Because the maturity date on the Existing 2013 Notes is prior to the annual meeting, we will be unable to hold the annual meeting prior to maturity of the Existing 2013 Notes. The actions of our creditors, suppliers and trade partners in response to a failure to make the maturity payment on the Existing 2013 Notes may prevent us from consummating the Exchange Offers under the terms provided herein. The failure to consummate the Exchange Offers could require us to file a petition for bankruptcy protection under Chapter 11 in the Bankruptcy Court and similar insolvency proceedings in the countries in which we operate, whether or not the Plan of Reorganization is approved by the holders of Existing Notes.

Will the Company commence Chapter 11 proceedings if the Restructuring Transactions do not occur?

It is our intention to pursue the restructuring of our capital structure through the Exchange Offers or the Plan of Reorganization. If, however, either or both of the Exchange Offers are not consummated and we do not seek confirmation of the Plan of Reorganization, we may file for bankruptcy protection and seek approval of a “prearranged” or “pre-negotiated” plan of reorganization. In the event of a bankruptcy filing without an agreed plan of reorganization, we are likely to be subject to a more lengthy and costly bankruptcy process. Such a filing could cause substantial damage to our business and reputation. In addition, such a filing could substantially erode our customers’ confidence in our business. Lenders, bank guarantors, factoring partners, and other partners could seek to terminate their relationships with us, require financial assurances or enhanced returns, or refuse to provide credit or other services on the same terms as prior to filing. Furthermore, employees could be distracted or more easily attracted to other career opportunities, and it may be more difficult to attract or replace key employees. Suppliers could require prepayments or other payment restrictions.

Are there any alternative proposals to the Restructuring Transactions?

We are aware of three alternative proposals to the Restructuring Transactions and Plan of Reorganization. The board of directors reserves its right to pursue any alternative restructuring transaction, including any of those described below, should the board of directors believe that it is in the best interest of the Company to do so.

Alternative Proposal of Committee of Holders of Existing 2016 Notes and Roust Trading

We have been informed by advisors to Roust Trading and advisors to a committee of holders of Existing 2016 Notes that this committee and Roust Trading are formulating an alternative to the Restructuring Transactions. We have been informed that this plan consists of a $172 million equity investment by Roust Trading, the proceeds of which would be paid to holders of Existing 2016 Notes in a manner to be determined. Pursuant to this proposal, holders of Existing 2016 Notes would receive (i) $172 million in cash (from the proceeds of Roust Trading’s investment), (ii) $450 million of new secured notes due 2018, bearing interest of 8% per annum, increasing to 9% in year two and 10% in year three and thereafter, and (iii) $200 million of new convertible notes due 2018, bearing interest of 10% per annum (payable in cash or in kind), convertible after 18 months into 20% of the Company’s equity, increasing to 25% if converted in 2015, 30% if converted in 2016 and then 35% if converted in 2016 or thereafter.

Under the proposal, all Existing 2013 Notes (including those held by Roust Trading) and the RTL Notes would be exchanged for New Common Stock, and our existing stockholders would have their stock holdings diluted such that following completion of the proposed transactions, holders of Existing 2013 Notes (including Roust Trading) and the RTL Notes and current stockholders would hold not more than 15% of the total common stock of the Company in respect of their Existing 2013 Notes, RTL Notes and existing equity.

The foregoing transactions would result in Roust Trading owning at least 85% of the equity of the Company. Roust Trading may receive additional equity in respect of Roust Trading’s holdings of the Existing 2013 Notes and the RTL Notes.

If the proposed transactions above were consummated through the Plan of Reorganization, the treatment of the creditors and stockholders above would be the same, assuming that the class of claims constituting the Existing 2013 Notes and RTL Notes voted to accept the Plan of Reorganization in sufficient number; if such votes were not obtained, existing equityholders and holders of Existing 2013 Notes would receive nothing and Roust Trading would own all of the equity in the Company. In either case, conversions of the new convertible notes would dilute the holders of equity outstanding upon completion of the proposed transactions.

No formal proposal has been made to the Company’s board of directors in respect of the foregoing proposal. In the event that a proposal is made to the board of directors by the committee of holders of Existing 2016 Notes and Roust Trading, and such proposal is accepted by the board of directors, the Exchange Offers and Plan of Reorganization may be amended to reflect this proposal.

Alternative Proposal of Mark Kaufman

On February 18, 2013, Mark Kaufman sent a letter to the board of directors stating that he wanted to work with us on a restructuring plan and his willingness to commit personal funds, immediately available in cash, of up to $75 million. Mr. Kaufman’s letter stated that his proposal would not contemplate any reduction in the principal of the Existing 2016 Notes and would take into account the current market value of the 2013 Notes. On February 19, 2013, the Company and Mr. Kaufman executed a nondisclosure agreement and engaged in preliminary discussions on a potential alternative restructuring plan. We intend to continue such discussions.

Third Party Proposal

In addition, we received an indication of interest from a significant third party group in a potential investment in the Company. We intend to engage in discussions with this third party on a potential investment or alternative transactions.

Does Roust Trading support the Restructuring Transaction?

Roust Trading has informed us that it does not support and has not agreed to the terms of the Restructuring Transactions in their current form. Roust Trading has no obligation to tender into the Exchange Offers, agree to the RTL Debt Exchange or vote in favor of the Plan of Reorganization. Roust Trading has informed us that it reserve all of their legal, equitable and contractual rights with respect to the Exchange Offers and all of the Restructuring Transactions and Plan of Reorganization.

What affect would the Restructuring Transactions have on the Company’s current operations?

We believe that effecting the Restructuring Transactions is the best way to substantially deleverage our balance sheet (by approximately $786 million in principal amount of debt) and improve our financial position without causing significant disruption to our business. On the other hand, we believe that seeking relief under the Bankruptcy Code other than in connection with the prepackaged Plan of Reorganization could materially adversely affect the relationships between us and our existing and potential customers, employees, credit support providers, partners and other stakeholders. For example:

•

it is likely that such a filing would substantially erode our customers’ confidence in our ability to provide alcoholic beverages and that, as a result, there could be a significant and precipitous decline in our revenues and cash flow;

•	employees could be distracted from performance of their duties, or more easily attracted to other career opportunities;

•	it may be more difficult to attract or replace key employees;

•

lenders and other credit support providers, particularly in Russia and Poland, could seek to terminate their relationships with us, require financial assurances or enhanced returns, or refuse to provide credit on the same terms as prior to the reorganization case under Chapter 11 of the Bankruptcy Code;

•	non-U.S. creditors and vendors, customers, lenders and others of our non-U.S. subsidiaries and affiliates may take certain actions against us, including commencement of foreign insolvency proceedings;

•

the impacts of actions by any customers, employees, lenders, credit support providers, vendors and creditors could substantially impair our ability to produce and distribute our products and makes us vulnerable to competition from other brands;

•	we may be unable to continue to obtain bank guarantees in respect of our excise tax obligations—these guarantees are fundamental to the continuing operations of our business in Russia;

•	we could be forced to operate in bankruptcy for an extended period of time while we tried to develop a reorganization plan that could be confirmed;

•

we may not be able to obtain debtor-in-possession financing to sustain us during the reorganization case under Chapter 11 of the Bankruptcy Code, which may lead us to liquidate under Chapter 7 of the Bankruptcy Code; and

•	if we are not able to confirm and implement a plan of reorganization we may be forced to liquidate under Chapter 7 of the Bankruptcy Code.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 1, 2013, are entitled to receive notice of the annual meeting of stockholders and to vote the shares of common stock that they held on the record date, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote personally at the meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date,                 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I attend the annual meeting?

In order for you to vote, it is not necessary for you to attend the annual meeting. If, however, you would like to attend the annual meeting note the following requirements. If you are a stockholder of record and hold your shares directly with the Company, in order to be admitted to the meeting you must present an acceptable form of identification, such as a passport or driver’s license. If you hold your shares in a brokerage, bank or other institutional account, you will also need proof of ownership as of the record date such as a letter from your broker or bank. Anyone who does not have proper identification or proof of ownership may be denied access to the meeting.

How do I vote?

We encourage stockholders to vote in advance by telephone, Internet or mail. Stockholders may vote in person at the annual meeting. However, if you hold your shares in a brokerage, bank or other institutional account, in order to vote in person you must obtain a legal proxy from that entity and present it at the meeting. The Company has made proxy statements, proxies and annual reports available to the nominee institutions for delivery to “street name” stockholders.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. As a result, if you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming quorum is obtained.

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal No. 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.

The election of directors (Proposal No. 1), the non-binding advisory resolution approving the Company’s executive compensation (Proposal No. 3), the approval of the issuance of shares of common stock pursuant to the Restructuring Transactions (Proposal No. 4), the amendment of the Company’s certificate of incorporation to authorize the board of directors to effect a reverse stock split (Proposal No. 5), and the stockholder proposal to adopt a simple majority vote (Proposal No. 6) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals No. 1, No. 3, No. 4, No. 5, and No. 6.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

Election of Seven Nominees to the Board of Directors. Assuming that a quorum is present, the affirmative vote of a plurality of the votes present in person or represented by proxy at the meeting is required for the election of the seven nominees to the board of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no impact on the election of directors except to the extent failure to vote for an individual results in another individual receiving a larger proportion of votes. The Company’s Certificate of Incorporation does not provide for cumulative voting in the election of directors.

Ratification of Independent Auditors. For the ratification of the independent auditors, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with this vote.

Non-Binding Vote on Compensation. For the approval of the compensation paid to the Company’s named executive officers, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

Approval of the Issuance of Shares of Common Stock pursuant to the Restructuring Transactions. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval of the issuance of shares of common stock pursuant to the Restructuring Transactions. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

Amendment of the Company’s Certificate of Incorporation to Authorize a Reverse Stock Split. Assuming that a quorum is present, the affirmative vote of the holders of a majority of the Company’s outstanding common stock will be required to approve this amendment to authorize the board of directors to effect a reverse stock split and this amendment to the Company’s Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as a negative vote.

Stockholder Proposal to Adopt a Simple Majority Vote. For the approval of the stockholder proposal to adopt a simple majority vote for all matters under the Company’s Certificate of Incorporation and bylaws, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will have no effect on the outcome of the vote.

Who will bear the costs of soliciting proxies for the annual meeting?

The cost of soliciting proxies for the annual meeting will be borne by the Company. The Company has retained to solicit proxies by use of the mails on the Company’s behalf for a fee of approximately $        . The Company has also retained to assist in proxy solicitation activities on the Company’s behalf for a fee of approximately $        . In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of the Company, who will not receive any additional compensation for their services but will be reimbursed for the out-of-pocket expenses they incur. Proxies and proxy material will also be distributed at the expense of the Company by brokers, nominees, custodians and other similar parties.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on March 26, 2013.

This proxy statement and annual report to securityholders are available at http://cedc-reports.home.pl/

ELECTION OF SEVEN NOMINEES TO THE BOARD OF DIRECTORS

(PROPOSAL 1)

The board of directors currently consists of seven members. At the annual meeting, seven directors will be elected, each to serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. The following individuals have been nominated for election as directors of the Company at the annual meeting: Roustam Tariko, N. Scott Fine, Jose Aragon, David Bailey, Judge Joseph Farnan, Alessandro Picchi and Markus Sieger.

We discuss below the specific experience, qualifications, attributes and skills of each director nominee that led our Nominating Committee to conclude in light of our business and structure that, as of the date of this proxy statement, each such individual should serve as a director of the Company. Unless otherwise specified on the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Tariko, Fine, Aragon, Bailey, Farnan, Picchi and Sieger. The board of directors anticipates that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to the Company’s bylaws, directors are elected by plurality vote. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTORS.

Nominees for Election as Directors

Name	Age	Position(s)
Roustam Tariko	51	Chairman of the Board of Directors
N. Scott Fine	56	Lead Director and Vice Chairman of the Board of Directors
Jose Aragon	64	Director
David Bailey	68	Director
Joseph Farnan	67	Director
Alessandro Picchi	56	Director
Markus Sieger	47	Director

Roustam Tariko was appointed Chairman of the board of directors on July 9, 2012 and, from October 23, 2012 to January 10, 2013, served as Interim President of the Company. Mr. Tariko is the founder of Russian Standard, one the largest Russian privately owned companies working in the consumer market. Russian Standard has leading positions in banking, premium vodka, sparkling wines and spirits distribution. Dating back to 1992, the Russian Standard family of companies today includes Russian Standard Vodka (a number one premium vodka in Russia, present in over 75 countries), Roust Inc. (a leading Russian distributor of alcoholic beverages), Gancia (a legendary Italian producer of sparkling wines and vermouths founded in 1850), Russian Standard Bank (a leading consumer lending and credit card bank in Russia) and Russian Standard Insurance. Mr. Tariko is a graduate of the Moscow Institute for Railway Engineering with a degree in economics and INSEAD Executive School. We believe that Mr. Tariko’s extensive experience in the alcohol production and distribution business in Russia and globally will make a significant and valuable contribution to the Company as it seeks to improve its operational performance in Russia and expand globally.

N. Scott Fine has been a director of the Company since January 2003, and was previously a director in 2001. Mr. Fine was appointed Lead Director of the board of directors on July 9, 2012 and Vice Chairman of the board of directors on October 23, 2012. Mr. Fine is an investment banker at Scarsdale Equities, a New York based investment-banking firm. Mr. Fine has been involved in corporate finance for over 35 years. Previously, Mr. Fine was an investment banker at Fine Equities, focusing on small- to medium-cap companies and managing high net worth individuals and small institutions. Mr. Fine was a member of the team of underwriters that co-managed the Company’s initial public offering. He has also worked on a series of transactions domestically and internationally in the healthcare and consumer products area. Mr. Fine currently sits on the Deans Advisory Board for The University of Connecticut’s Neag School of Education at Storrs, Connecticut. We believe that Mr. Fine’s relationships within the financial community in New York and around the world, as well as his significant experience with equity and debt offerings, have made and will continue to make him a valuable contributor as our Lead Director.

Jose L. Aragon has been a director of the Company since May 16, 2012. Since January 2001, Mr. Aragon has been president of Aragon Consulting Corporation. In 2006, he was President of Russian Standard Vodka USA, and between 2000 and 2005, he was a member of the board of directors of Russian Standard Vodka. From 1999 to 2000, he was the vice president of marketing for Spherion Corporation. Mr. Aragon has also held several positions at Bacardi, including, from 1997 to 1999 the North American vice president of marketing and a member of the board of directors of Bacardi USA, from 1993 to 1997 the European vice president and director of marketing for Bacardi-Martini B.V., and from 1980 to 1997 the assistant vice president of marketing and then vice president of human resources for Bacardi USA. From 1975 to 1980, Mr. Aragon worked in brand management at Procter & Gamble Spain and USA. Mr. Aragon was designated as a nominee to the board of directors by Roust Trading pursuant to the Amended Governance Agreement. We believe that Mr. Aragon’s experience in global marketing as well as his familiarity with the spirits industry allow him to make valuable contributions as a member of our board of directors.

David Bailey has been a director of the Company since December 2003 and from July 9, 2012 to January 10, 2013 served as Interim Chief Executive Officer of the Company. Mr. Bailey joined International Paper in 1968 and has held various levels of responsibility within that company including President IP Poland, and Managing Director Eastern Europe, including Russia. He was Chairman of the Board for OAO Svetogorsk (Russia), and Chairman of the Board for IP Kwidzyn (Poland). He retired from International Paper in 2008, and has opened a private strategic planning consulting business for Poland and Russia. He has also been responsible for the creation and development of the most popular tissue brand in Poland, Velvet. In addition, he served on the board of directors for the American Chamber of Commerce in Poland for 9 years, is on the board of Litewska Children’s Hospital Foundation, United Way Poland, and was a member of the Polish Business Roundtable for 13 years. Mr. Bailey served in the United States Army and graduated with a Chemical Engineering Degree from Oregon State University. We believe that Mr. Bailey’s extensive experience with the operations and management of publicly traded companies, his skill in navigating the regulatory and competitive environments in Poland and Russia and his demonstrated willingness to further his education in the area of corporate governance, have made and will continue to make him a valuable asset to the Company.

Judge Joseph Farnan has been a director of the Company since February 4, 2013. From September 1970 until June 1973, Judge Farnan was Dean of Students and Director of the Criminal Justice Program at Wilmington University. After leaving the University as an administrator and faculty member, he continued as an adjunct faculty member until 1981. From December 1971 until December 1976, Judge Farnan was engaged in the private practice of law in Wilmington, Delaware. During this time he also served as a part-time Assistant Public Defender. In December 1976, he was appointed the County Attorney for New Castle County, Delaware. He served in this position until January 1979, when he was appointed Chief Deputy Attorney General for the State of Delaware. In August 1981, he was appointed the United States Attorney for the District of Delaware by President Ronald Reagan. In July 1985, Judge Farnan was appointed to the United States District Court for the District of Delaware by President Reagan. Judge Farnan served as Chief Judge of the District Court from July 1997 until July 2000. Judge Farnan is admitted to practice in New Jersey and Delaware and is now engaged in the private practice of law with Farnan LLP. Judge Farnan received his Bachelor of Arts degree in Political Science from King’s College, Wilkes-Barre, Pennsylvania, in June 1967. Judge Farnan received his Juris Doctor degree from the University of Toledo College of Law in June 1970. We believe that Judge Farnan’s experience as a legal practitioner, in particular relating to commercial and restructuring matters, will enable him to make valuable contributions as a member of our board of directors.

Alessandro Picchi has been a director of the Company since April 23, 2012. He is a lawyer enrolled on the Bar of Milan and the Bar of the Italian Highest Court. From December 2011 to April 15, 2012 he was General Counsel of Russian Standard Corporation. From 2006 to 2011 he was a partner of Morri, Cornelli & Associates, a Tax and Law Firm with offices in Milan and Rome. From 2000 to 2006 he was Chairman of the Board of Directors of Globalfin International with headquarters in Switzerland and director of Motorel Investments BV. From 1996 to 2000 he was General Counsel of Globalfin International SA and a member of the Board of Directors. Mr. Picchi was designated as a nominee to the board of directors by Roust Trading pursuant to the Amended Governance Agreement. We believe that Mr. Picchi’s legal experience in international contracts and trade, mergers and acquisitions and corporate governance allow him to make valuable contributions as a member of our board of directors.

Markus Sieger has been a director of the Company since August 2005 and holds a degree in Economics from the University of Applied Sciences for Business and Administration, Zurich. He started his career in 1981 with Zurich Insurance Group where he specialized in building up and managing complex information systems and organizational projects. In 1994, he joined fincoord and is today managing partner of ffc fincoord finance coordinators AG, which is an M&A and strategic advisory firm focusing since 1991 on growth markets in Central Europe and Asia. He is also the founder and Chairman of iscoord AG, an award winning IT company. He has been a director of both public and private companies, in the United States, the European Union and Switzerland. We believe that Mr. Sieger’s regional experience, as evidenced by his serving as a senior advisor and a director for a number of other companies based in Central and Eastern Europe, as well as his significant transactional and entrepreneurial experience have allowed him and will continue to allow him to make valuable contributions as a member of our board of directors.

CORPORATE GOVERNANCE

Director Independence and Other Matters

The board of directors has determined each of the following directors to be an “independent director” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules: N. Scott Fine, Jose Aragon, Joseph Farnan, Alessandro Picchi and Markus Sieger. With respect to the determination of independence for Mr. Bailey, the board of directors has not made a determination of Mr. Bailey’s independence since his service as Interim Chief Executive Officer. In addition, the board of directors determined that Mr. William Shanahan, who served as a director in 2011 and in 2012, until his resignation from the board of directors on July 27, 2012, Mr. Marek Forysiak, who served as a director in 2011 and in 2012, until his resignation from the board of directors on December 10, 2012, and Mr. Robert Koch, who served as a director in 2011 and in 2012, until his resignation from the board of directors on February 4, 2013, were “independent directors” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The board of directors has also determined that each member of the audit, compensation and nominating and corporate governance committees meets the independence requirements applicable to those committees prescribed by the NASDAQ Marketplace Rules and the Securities and Exchange Commission, or SEC.

In determining the independence of Messrs. Aragon and Picchi, the board of directors considered, in particular, the Company’s relationship, and ongoing negotiations with, Roust Trading. The board of directors concluded that Messrs. Aragon and Picchi each to be an “independent director” under Rule 5605(a)(2) of the NASDAQ Marketplace Rules notwithstanding their relationship with Roust Trading because:

•	neither Messrs. Aragon nor Picchi are currently employed or serve as a director of Roust Trading or any entity affiliated with Roust Trading, excluding the Company;

•

additional procedures have been put in place to mitigate any conflict of interest between Messrs. Aragon and Picchi’s current position at the Company and their relationship with Roust Trading, including the establishment of the Russian Standard relationship committee and the special committee of the board of directors; and

•	Messrs. Aragon and Picchi each otherwise qualify as an “independent director” under the standards set forth under Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

The Company encourages but does not require members of the board of directors to attend the annual meeting. At the 2011 annual meeting, all seven of our directors nominated for re-election at that annual meeting attended the meeting.

Board Leadership Structure

On July 9, 2012, the board of directors appointed Mr. Tariko Chairman of the board of directors. Mr. Grant Winterton serves as our Chief Executive Officer with responsibility for the day-to-day operations of the Company. The board of directors believes that it is currently appropriate to have the positions of Chairman and Chief Executive Officer separated to ensure adequate oversight of management on behalf of the Company’s stockholders.

As a result of Mr. Tariko’s serving as Interim President from October 23, 2012 to January 10, 2013, on October 23, 2012, the board of directors amended the Company’s by-laws to provide for an increased role for the Lead Director also as Vice Chairman of the board of directors. Accordingly, Mr. Fine serves as both Lead Director and Vice Chairman of the board of directors.

Our board of directors is currently comprised of Mr. Tariko, Mr. Bailey and five directors, who meet the definition of an independent director as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. With respect to the determination of independence for Mr. Bailey, the board of directors has not made a determination of Mr. Bailey’s independence since his service as Interim Chief Executive Officer. Each of our audit, compensation and nominating and corporate governance committees is comprised entirely of independent directors. Additionally, the board of directors appoints an independent Lead Director to coordinate the activities of other independent directors and to perform the following responsibilities, among others: (a) collaborate with our Chief Executive Officer and Chairman in preparing the board’s agenda and meeting schedules, (b) recommend to the Chairman of the board of directors the retention of outside advisors and consultants who report directly to the board of directors, (c) serve as the Chairman of the nominating and corporate governance committee, (d) serve as the board of director’s liaison to the Chief Executive Officer and the Chairman of the board of directors between meetings, (e) serve as the board of director’s liaison for consultation and communication with stockholders; (f) oversee evaluations of the board of directors and its committees in collaboration with the nominating and corporate governance committee and (g) call and preside over any executive sessions of the independent directors. N. Scott Fine is currently the Company’s Lead Director and Vice Chairman of the board of directors.

Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk is an integral part of its ability to succeed. Our goal is to manage risk prudently, not to eliminate risk. In our business, we face a number of risks, including economic risks, regulatory risks, risks stemming from conducting operations in multiple countries and in different currencies, risks in integrating our acquired companies and others, such as the impact of competition and weather conditions. Management is responsible for the day-to-day management of risks the company faces, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The board of directors believes that establishing the right “tone at the top” and that full and open communication between management and the board of directors are essential for effective risk management and oversight. Our executive management team, including our Chief Executive Officer, meets regularly with our board of directors to discuss strategy and risks facing the company. Members of senior management attend board meetings and are available to address any questions or concerns raised by the board of directors on risk management-related and any other matters. The board of directors receives regular presentations from senior management on strategic matters involving our operations. The board of directors holds strategic planning sessions with senior management to discuss strategies, key challenges, and risks and opportunities for the Company, and convenes executive sessions, under the oversight of our independent Lead Director at which these and other matters are discussed, and at which no members of the management team are present.

While the board of directors is ultimately responsible for risk oversight at the Company, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. The compensation committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and corporate governance committee assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance.

Committees of the Board of Directors and Meetings

The board of directors held 21 meetings in 2011, in addition to acting by unanimous written consent 7 times. Each incumbent director who was also a director in 2011 attended at least 75% of the total number of meetings of the board of directors and meetings of the committees of the board of directors on which he served in 2012.

The board of directors has seven standing committees: an audit committee (which is a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act), a compensation committee, a nominating and corporate governance committee, a special committee (which addresses certain corporate decisions where a conflict-of-interest with Russian Standard may exist), a Russian Standard relationship committee, a restructuring committee and an operational management committee. The functions performed by the audit committee, the compensation committee, the nominating and corporate governance committee, the operational management committee, the Russian Standard relationship committee and the special committee are summarized below. All of the members of the audit committee, the compensation committee and the nominating and corporate governance committee are independent directors as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Each of these three committees can hire its own advisors.

On August 10, 2009, at the recommendation of the nominating and corporate governance committee, the board of directors adopted a policy limiting the number of public boards of directors on which our directors may serve to two, in addition to the board of directors of the Company.

Audit Committee. The audit committee operates under a written charter adopted by the board of directors that may be amended by the board of directors at any time. A current copy of the audit committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Messrs. Fine, Picchi and Farnan currently constitute the audit committee. Mr. Fine currently serves as the chairman of the audit committee. The board of directors has determined that Mr. Fine qualifies as an “audit committee financial expert” as defined in Items 401(h) and 407(d)(5) of Regulation S-K, and that each of the members of the audit committee is independent in accordance with applicable NASDAQ standards and SEC rules and regulations. Each member of the audit committee must meet certain independence and financial literacy requirements. The audit committee oversees our corporate financial reporting process, internal accounting controls, audit plans and results and financial reports. In addition, the audit committee appoints, compensates, retains and oversees the work of the firm of independent auditors employed by the Company to conduct the annual audit examination of the Company’s financial statements. The members meet with the independent auditors and financial management to review the scope of the proposed audit for the year, the audit procedures to be utilized, audit fees, and, at the conclusion of the audit, the audit reports. In addition, the audit committee reviews the financial statements, the related footnotes and the independent auditors’ report thereon and makes related recommendations to the board of directors as the audit committee deems appropriate. The audit committee met 22 times during 2011. The report of the audit committee is set forth later in this proxy statement.

Compensation Committee. The compensation committee operates under a written charter adopted by the board of directors that may be amended by the board of directors at any time. A current copy of the compensation committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The compensation committee’s responsibilities include (i) making recommendations to the board of directors on salaries, bonuses and other forms of compensation for the Company’s officers and other key management and executive employees, (ii) consulting with independent outside compensation consultants regarding the Company’s executive officer and director compensation policies, (iii) administering the Company’s 2007 Stock Incentive Plan, referred to herein as the Option Plan, and (iv) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. Messrs. Sieger, Aragon and Farnan currently constitute the compensation committee, each of whom is an “independent director” as defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Sieger serves as the chairman of the compensation committee. The compensation committee held 6 meetings during 2011. The report of the compensation committee is set forth later in this proxy statement.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee operates under a written charter adopted by the board of directors that may be amended by the board of directors at any time. A current copy of the nominating and corporate governance committee’s charter is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ The nominating and corporate governance committee monitors the independence of the board of directors by identifying individuals qualified to become board members and selecting, or recommending that the board of directors select, the director nominees for election at the Company’s annual meetings of stockholders. The nominating and corporate governance committee also recommends to the board of directors candidates for filling positions on the board of directors resulting from the death or resignation of directors. The nominating and corporate governance committee also recommends directors for appointment to the committees of the board of directors. In addition, the nominating and corporate governance committee reviews and assesses the adequacy of the Company’s corporate governance principles and, if appropriate, develops and recommends to the board of directors additional corporate governance principles. These responsibilities include oversight of the process of evaluating the performance of the board of directors, its committees and individuals directors, maintenance of the Company’s succession plan, convening executive sessions of the board of directors at which no members of management or other representatives of the company are present and recommending to the board of directors a candidate for Lead

Director. The current Lead Director is Mr. Fine. Messrs. Fine, Picchi and Sieger currently constitute the nominating and corporate governance committee, each of whom is an “independent director” as defined by rule 5605(a)(2) of the NASDAQ Marketplace Rules. Mr. Fine serves as the chairman of the nominating and corporate governance committee. The nominating and corporate governance committee held 3 meetings in 2011.

The nominating and corporate governance committee believes that, in order to be effective, a board of directors must consist of directors with varying experiences and personal backgrounds. In particular for a company that has operations around the world, the nominating and corporate governance committee believes that the board of directors should include representatives from the territories and regions that are relevant to the company’s business. To this end, the nominating and corporate governance committee highly values diversity of experience and geographic background in considering candidates for membership on the board of directors. The current directors and nominees for election to our board of directors include citizens or full time residents of Italy, Poland, Russia, Switzerland and the United States. They also have diverse professional experience, having worked internationally in investment and commercial banking, the practice of law, the international alcoholic beverage industry and the consumer retail sector for both publicly traded and privately held companies. This diversity contributes significantly to the insight that our board of directors has into the challenges facing the Company.

Operational Management Committee. The operational management committee was established by resolution of the board of directors on December 28, 2012. The Operational Management Committee oversees the Company’s day-to-day business and operations (other than those matters that are exclusively reserved to the Company’s board of directors or committees thereof). The Chief Executive Officer of the Company reports directly to the operational management committee. Messrs. Fine, Tariko and Aragon currently constitute the operational management committee. Messrs. Fine and Aragon are each an “independent director” as defined by rule 5605(a)(2) of the NASDAQ Marketplace Rules.

Russian Standard Relationship Committee. The Russian Standard relationship committee was established by resolution of the board of directors on July 8, 2012. The Russian Standard relationship committee is responsible for evaluating any transactions between Roust Trading and its affiliates, on the one hand, and the Company and its subsidiaries, on the other. Messrs. Fine and Sieger currently constitute the Russian Standard relationship committee, each of whom is an “independent director” as defined by rule 5605(a)(2) of the NASDAQ Marketplace Rules. None of Messrs. Fine and Sieger have any prior relationship or affiliation with Roust Trading or its affiliates, excluding the Company.

Special Committee of the Board of Directors. On June 9, 2012, an ad hoc committee of the board of directors was formed to consider and advise on, with the assistance of its legal and financial advisors, all matters relating to the Company’s relationship with Roust Trading where a conflict-of-interest may exist. The special committee is made up of all directors who do not have any prior relationship or affiliation with Roust Trading. Messrs. Fine, Bailey, Farnan and Sieger currently constitute the special committee. Each of Messrs. Fine, Farnan and Sieger is an “independent director” as defined by rule 5605(a)(2) of the NASDAQ Marketplace Rules. With respect to the determination of independence for Mr. Bailey, the board of directors has not made a determination of Mr. Bailey’s independence since his service as Interim Chief Executive Officer.

Compensation Committee Interlocks and Insider Participation

During 2011, Markus Sieger, N. Scott Fine, and William Shanahan served on the compensation committee. None of the members of the compensation committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our board of directors or the compensation committee.

The information contained in the reports of the audit committee and the compensation committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

AUDIT COMMITTEE REPORT

The current audit committee members are N. Scott Fine, Alessandro Picchi, and Joseph Farnan, each of whom meets the independence and experience requirements set forth in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The audit committee held 22 meetings during 2011.

To ensure independence, the audit committee also meets separately with the Company’s independent public accountants, internal auditor and other members of management. In addition, the audit committee reviewed and discussed the audited financial statements with management. The audit committee met with the Company’s independent public accountants and discussed the matters required to be discussed by Statement on Auditing Standards 61. The audit committee has received the written disclosures and the letter from the independent public auditors required by applicable requirements of the Public Company Accounting Oversight Board concerning independence and has discussed the independence of the independent public auditors with them. Based on its review and discussions with the independent public auditors, the audit committee has recommended to the board of directors that the audited financial statements for the year ended December 31, 2011 be included in the Company’s annual report on Form 10-K/A filed with the SEC on October 5, 2012.

Respectfully submitted,

Audit Committee
N. Scott Fine
Alessandro Picchi
Joseph Farnan

ADDITIONAL INFORMATION

Director Compensation

The following table sets forth information regarding the compensation of the non-employee directors of the Company for the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
David Bailey	$94,250	$23,880	$60,643	$178,773
Scott Fine	$67,500	$11,935	$43,504	$122,939
Marek Forysiak(1)	$65,500	—	$52,733	$118,233
Robert Koch(2)	$58,750	—	$47,460	$106,210
William Shanahan(3)	$63,750	$20,200	$26,367	$110,317
Markus Sieger	$73,000	—	$55,370	$128,370

(1)	On December 10, 2012, Mr. Forysiak resigned from his position as director of the Company.
(2)	On February 4, 2013, Mr. Koch resigned from his position as director of the Company.
(3)	On July 27, 2012, Mr. Shanahan resigned from his position as director of the Company.

For the first half of 2011, each European-based director (Messrs. Bailey, Forysiak and Sieger) was entitled to receive an annual fee of $36,000 and each non-European-based director (Messrs. Fine, Koch and Shanahan) was entitled to receive an annual fee of $30,000 for serving as a member of the board of directors. The chairman of the board of directors was entitled to receive an additional annual fee of $20,000. The Lead Director and chairman of the nominating and corporate governance committee was entitled to receive an additional annual fee of $15,000. The chairmen of the audit committee and the compensation committee were each entitled to receive an additional annual fee of $10,000.

For the second half of 2011, each director was entitled to receive an annual fee of $75,000 for serving as a member of the board of directors and a fee of $2,500 for each physical board meeting attended. The Lead Director and chairman of the nominating and corporate governance committee was entitled to receive an additional annual fee of $25,000. The chairmen of the audit committee and the compensation committee were each entitled to receive an additional fee of $5,000. Members of the audit and compensation committees were each entitled to receive an additional fee of $10,000. Members of the nominating and corporate governance committee were each entitled to receive an additional fee of $2,500.

Equity awards granted to directors in 2011 were based on the following program. The chairman of the board of directors was entitled to receive an option grant of 20,000 shares. Each member of the audit committee was entitled to receive an option grant of 5,000 shares, and, in addition, the chairman of the audit committee was entitled to receive an option grant of 3,000 shares. The chairman of the compensation committee was entitled to receive an option grant of 5,500 shares and each member of the compensation committee was entitled to receive an option grant of 4,500 shares. The Lead Director and chairman of the nominating and corporate governance committee was entitled to receive an option grant of 10,000 shares and each member of the nominating and corporate governance committee was entitled to receive an option grant of 4,000 shares. Directors also had the choice to receive a portion of their annual equity grant in the form of restricted stock.

Beginning in 2012, compensation of our directors was revised. Directors are currently compensated in the form of equity awards and annual, monthly and per-meeting fees. As equity compensation, each director receives an annual grant of restricted stock valued at $100,000. No equity awards were granted in 2012 as the Company has not yet held its 2012 Annual General meeting. In addition, our Vice Chairman is to receive a one-time equity award valued at $50,000. Annual director fees consist of a base fee of $75,000, Chairman fee of $50,000, Lead Director & Vice Chairman fee of $50,000, Audit Committee member fee of $10,000, Audit Committee chair fee of $10,000, Compensation Committee member fee of $10,000, Compensation Committee chair fee of $10,000 and Nominating & Corporate Governance member fee of $2,500. The Nominating & Corporate Governance chair fee is included in the Lead Director & Vice Chairman fee. Monthly director fees consist of Operational Management Committee member fee of $7,500, Operational Management Committee chair fee of $2,500, Restructuring Committee member fee of $7,500, Restructuring Committee chair fee of $2,500, Russian Standard Relationship Committee member fee of $7,500 and Russian Standard Relationship Committee chair fee of $2,500. Per-Meeting director fees consist of physical board meeting fee of $2,500, Operational Management Committee meeting fee of $1,500, Restructuring Committee meeting fee of $1,500 and Russian Standard Relationship Committee meeting fee of $1,500. The Company also reimburses directors for out-of-pocket travel expenses relating to their service on the board of directors.

Director Nomination Process

Although the nominating and corporate governance committee has not established specific minimum requirements for director nominee candidates, in assessing qualifications, it will consider various criteria, including (1) such candidate’s independence (consistent with the NASDAQ listing standards), (2) whether such candidate is a director, consultant or employee of any competitor of the Company, (3) such candidate’s other obligations and time commitments and location and how such factors may impact on his or her ability to attend meetings of the board of directors in person and (4) any other NASDAQ or SEC requirements, such as financial literacy or financial expertise with respect to audit committee members. The nominating and corporate governance committee has two primary methods for identifying candidates beyond those proposed by the Company’s stockholders. On a periodic basis, the nominating and corporate governance committee solicits ideas for possible candidates from a number of sources, including members of the board of directors, senior-level management, individuals personally known to the members of the board of directors and research, including publications, database and Internet searches. In addition, the nominating and corporate governance committee may, from time to time, use its authority under its charter to retain a search firm to identify candidates.

The nominating and corporate governance committee will consider nominees recommended by stockholders if such recommendations are made in compliance with the Company’s bylaws and applicable SEC rules and regulations. The Company anticipates that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the nominating and corporate governance committee may prefer nominees who are personally known to the existing directors and officers and whose reputations are highly regarded.

Nominations of persons for election to the board of directors may be made at any meeting of stockholders by the board of directors, and at an annual meeting of stockholders by any stockholder who is entitled to vote for the election of directors and who has complied with the procedures established by the Company’s bylaws. For a nomination to be properly brought before an annual meeting by a stockholder, the proponent must have given timely and proper notice thereof in writing to the Company’s Secretary, in accordance with, and containing all information provided for in the bylaws. To be timely, a proponent’s notice must be delivered to or mailed to the Secretary and received at the principal executive offices of the Company not later than the close of business 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, in the event the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Company at such offices not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the date of public disclosure of the date of the annual meeting.

As a result of the Company’s acquisition of Botapol Holding B.V., which was completed on August 17, 2005, Takirra Investment Corporation N.V. has the right to designate one member to the Company’s board of directors for as long as it owns at least 50% of the original number of shares of common stock issued to it in connection with the acquisition. Markus Sieger has been and remains the designee of Takirra Investment Corporation N.V., and the nominating and corporate governance committee has recommended to the board of directors that he be nominated for re-election to the board of directors.

In February 2012, Mark Kaufman, who, as reported on a Schedule 13D on June 15, 2012, owns 7,517,549 share of the Company or 9.16% of the Company’s outstanding shares, notified the Company of his nomination for election to the board of directors. The board of directors declined to nominate Dr. Kaufman for election to the board of directors at that time. On January 16, 2013, Dr. Kaufman, in an open letter to Company stakeholders filed on a Schedule 13D with the SEC indicated that he was considering proposing alternative members for election to the board of directors, in the event that certain members of the current board of directors were nominated for election. On February 11, 2013, Dr. Kaufman notified the Company of the nomination of Philippe Leopold, Tom Wilen, William V. Carey and Dr. Kaufman for election to the board of directors. Further, in a notice filed on a Schedule 13D with the SEC on the same date, Dr. Kaufman stated that he had no present intention of soliciting proxies in connection with the Company’s annual meeting of shareholders, including these directors nominations, other than solicitations conducted in reliance upon the “ten or fewer” exemption provided by Rule 14a-2(b)(2) under the Securities Exchange Act of 1934.

The board of directors has considered the nominations of Mr. Leopold, Mr. Wilen, Mr. Carey and Dr. Kaufman and has declined to include these nominees in the Company’s proxy statement. In particular, the board of directors considered its previous interactions with Dr. Kaufman, including during his service on the Company’s Russia Oversight Committee. Likewise, the board of directors considered Mr. Carey’s tenure as former Chief Executive Officer and director of the Company and his resignation from that role. Finally, the board of directors considered its current composition and the background and expertise of each member of the board of directors. On the basis of its deliberations, the board of directors unanimously approved and agreed to vote for the slate of seven directors in this proxy statement for election at the annual meeting of shareholders and declined to include any of Dr. Kaufman’s nominees in the Company’s proxy statement.

Pursuant to the Amended Governance Agreement, Roust Trading was able: (i) for so long as it held a minimum of 9.0% of the Company’s voting securities, to nominate one member of the board of directors; (ii) for so long as it held a minimum of 15.0% of the Company’s voting securities, to nominate two members of the board of directors; (iii) for so long as it held a minimum of 24.9% of the Company’s voting securities, to nominate three members of the board of directors; and (iv) for so long as it held a minimum of 40.0% of the Company’s voting securities, to nominate four members of the board of directors. On April 23, 2012, Roust Trading nominated Alessandro Picchi for election to the board of directors, and the board of directors accepted his nomination and appointed Mr. Picchi to the board of directors on April 23, 2012. On May 4, 2012, Roust Trading nominated Jose Aragon for election to the board of directors, and the board of directors accepted his nomination and appointed Mr. Aragon to the board of directors on May 16, 2012. On July 9, 2012, the board of directors appointed Mr. Tariko to the board of directors. Although the Amended Governance Agreement terminated on January 21, 2013, and the Company is no longer obligated to appoint director nominees at the request of Roust Trading, the nominating and corporate governance committee has recommended to the board of directors that Messrs. Aragon, Picchi and Tariko be nominated for election to the board of directors consistent with the Company’s commitments in the Term Sheet.

Under the Term Sheet, Roust Trading and the Company agreed that the directors nominated for election at this next annual general meeting should include three directors not affiliated with Roust Trading, three directors nominated by Roust Trading, and two additional nominees, one not affiliated with Roust Trading and one nominated by Roust Trading, only one of which would have been elected by the Company’s stockholders. Following the agreement of this Term Sheet, Roust Trading and the Company agreed on a mutually acceptable seventh director, Judge Joseph Farnan, to replace Mr. Robert Koch following his resignation from the board of directors. On February 4, 2013, the board of directors unanimously approved the appointment of Judge Farnan as a director and resolved to nominate and vote for the election of Judge Farnan, along with the other six serving directors nominated in this proxy statement. Moreover, Roust Trading has informed us that it will vote in favor of the board of directors’ nominees for election as directors at the annual general meeting.

Communications with the Board of Directors

Although the Company has not developed formal processes by which stockholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the board of directors either generally or in the care of the Chief Executive Officer, Secretary or another corporate officer is forwarded to all members of the board of directors, has served the board’s and the Company’s stockholders’ needs. There is no screening process, and all stockholder communications that are received by officers for the board of directors’ attention are forwarded to the board of directors. In the future, the board of directors may consider developing more specific procedures. Until any other procedures are developed and posted on the Company’s website, any communication to the board of directors should be mailed to the board of directors, in care of the Company’s Secretary, at the Company’s corporate headquarters at 3000 Atrium Way, Suite 265, Mt. Laurel, New Jersey 08054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication.

Code of Conduct

The Company has adopted a Code of Conduct that applies to the Company’s employees, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions) and directors. The Company’s Code of Conduct is available in the ‘Investor Relations’ section of the Company’s website at http://www.cedc.com, under the heading ‘Corporate Governance.’ Any changes or waivers to the Code of Conduct for the Company’s principal executive officer, principal financial officer or principal accounting officer or persons performing similar functions will be disclosed on the Company’s website.

Executive Officers

The names, ages, current positions held and date from which the current position was held of all executive officers of the Company are set forth below.

Name	Age	Position(s)	Position Since
Grant Winterton	42	Chief Executive Officer	2013
Ryan Lee	44	Chief Financial Officer	2013

The following sets forth the business experience, principal occupations and employment of each of the executive officers who does not serve on the board of directors.

Grant Winterton joined the Company as General Manager of the Russian Alcohol Group in April 2012 and has been Chief Executive Officer of the Company since January 10, 2013. Mr. Winterton has over 20 years of experience working in marketing, sales and general management positions for Campbells Soup (Australia), The Coca-Cola Company (Australia, Russia, Ukraine, China), Wimm Bill Dann (Russia) and Red Bull (Russia). Mr. Winterton has lived in Russia for over 10 years, working in the consumer goods industry, and has extensive working experience across the Russia, Ukraine, Belarus and CIS markets. Mr. Winterton has a Bachelor of Commerce Degree in Marketing/Finance from the University of New South Wales, Australia.

Ryan Lee joined the Company as Chief Financial Officer of the Russian Alcohol Group in April 2012 and has been Chief Financial Officer of the Company since January 22, 2013. Mr. Lee has over 23 years of international work experience including 13 years in Russia, 5 years in Switzerland, and 2 years in each of the UK and the Netherlands. From November 2008 to March 2012, Mr. Lee worked for Eldorado as Vice President Finance. From November 1999 to November 2008, Mr. Lee worked for Japan Tobacco International, Geneva as Vice President Finance, Business Service Centres & Integration, Vice President Finance, Financial Planning & Analysis, and Vice President Corporate Tax, and for Japan Tobacco International, Russia as Chief Financial Officer, Vice President Finance and Financial Controller. From August 1989 to October 1999, Mr. Lee held accounting, finance and commercial positions at Unilever PLC and its group subsidiaries. Mr. Lee graduated in 1990 from the University of Wales Cardiff with a BA joint honors in Law and Italian, and has been a Chartered Accountant since 1992.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the objectives, policies and elements of our executive compensation program and analyzes our decisions concerning compensation for the individuals named below who served as executive officers during 2011:

•	William V. Carey—Former Chairman, President and Chief Executive Officer

•	Christopher Biedermann—Former Vice President and Chief Financial Officer

•	Evangelos Evangelou—Former Vice President and Chief Operating Officer

•	James Archbold—Former Vice President and Director of Investor Relations

During 2011, our Compensation Committee consisted of Markus Sieger, Scott Fine and William Shanahan. Our Compensation Committee currently consists of Mr. Sieger, Jose Aragon who was appointed to the Compensation Committee on July 9, 2012, and Joseph Farnan who was appointed to the Compensation Committee on February 4, 2013. Of the four executive officers named above, three of them (Messrs. Carey, Biedermann and Evangelou) no longer serve as executive officers of the Company.

Executive Summary

The primary purpose of our compensation philosophy is to attract and retain a qualified, talented team of executive officers in a way that is aligned with the long-term interests of our stockholders. Therefore, several components of our compensation program are not fixed and instead, in an attempt to align overall compensation with performance, will vary based on the actual performance of the Company. This performance is measured against annual and long-term goals established by the Compensation Committee with the objective of increasing stockholder value.

In setting compensation, we consider each compensation element individually in addition to each executive officer’s overall compensation package. The primary elements of compensation in our program are base salary, annual performance-based cash incentive awards and long-term equity incentive awards. The objectives and key features of each compensation element are described below under the heading “Executive Compensation Components”.

Compensation Philosophy

During 2011, the goals for our executive compensation program were as follows:

•	to attract and retain a qualified, talented team of executive officers, who will provide leadership for the Company’s success in competitive markets,

•	to accomplish the above objective in a way that is aligned with the long-term interests of our stockholders,

•	to ensure that our executive compensation policies remain competitive with those of our peer companies and to structure them in a way that rewards consistently high performance,

•	to increase the overall performance of the Company,

•	to increase stockholder value, and

•	to incentivize the executive officers to prudently achieve the highest level of Company financial performance.

The Compensation Committee believes that our executive compensation policies must remain competitive with those of our peer companies and that they should be structured in a way that rewards consistently high performance. The Company has grown significantly in the past few years and our operations have expanded into new businesses and new regions. In 2010 and 2011, the Compensation Committee engaged Hay Group, an outside independent compensation consultant, to review the Company’s existing executive compensation program and to provide the Committee with a report detailing its findings. Based on input provided by Hay Group, the Committee implemented changes to the Company’s executive compensation policy to reflect the changing economic environment.

We seek to pay our executive officers total compensation that is competitive with other companies of comparable size and complexity. To ensure that our executive compensation remains competitive, we try to set total compensation for each executive officer in line with approximately the 50th percentile of our peers at the target level of performance described below which we consider to be market. The actual percentile may vary depending on our financial performance and on each executive’s individual performance and tenure in the assignment in relation to the responsibilities they manage for the Company. Based on input from Hay Group, we believe that the types of compensation and benefits provided to our executive officers are generally comparable to those provided to the executive officers of the publicly traded companies identified as the Company’s peers.

Overall compensation levels for our executive officers are set such that, for the executive officers to achieve a highly competitive compensation level, there must be both growth in the market price of the Company’s common stock and growth in the Company’s earnings and revenues. While we seek to maintain competitive compensation arrangements for our executives, we also strongly believe that the competitiveness of the compensation packages should be based on the total compensation achievable by the executive officers and that a substantial portion of that compensation should be linked to the long-term performance of the Company. Accordingly, the executive compensation packages provided to our executive officers have been structured to include, in addition to base salary and limited fringe benefits, stock options and/or restricted shares. A substantial portion of the compensation packages for executive officers for 2011 and prior years was in the form of equity, which is intended to incentivize executive officers to achieve long-term growth in the price of the Company’s common stock, and annual cash bonus opportunities, both of which depend partly on the achievement of performance targets that are intended to reward executive officers for meeting annual financial performance goals.

We believe that executive officer compensation should seek to align the interests of executives with those of our stockholders, by seeking to reward long-term growth in the value of the Company’s common stock and to reward the achievement of annual financial goals by the Company. The performance-based components of compensation, stock options, restricted shares and annual cash bonuses, for executive officers are linked solely to corporate financial performance of the Company and not the individual goals of the executive officers. This is intended to keep the executive team focused on the core goal of overall corporate performance.

We review compensation survey data and believe it is a useful guide for comparative purposes. However, we also believe that a successful compensation program requires us to apply our own judgment and subjective determination of individual executive officer performance related to overall corporate performance. We therefore reconcile the program’s objectives with the realities of rewarding strong performance and retaining valued members of management. We periodically evaluate the types and levels of compensation we pay to ensure that we are able to attract and retain qualified executive officers and that their compensation remains comparable to compensation paid to similarly situated executives in comparable companies.

Highlights of Our Compensation Program

We believe that our compensation program, which we continue to evaluate, provides a solid framework for carrying out our compensation objectives, as highlighted by the following:

•

No Performance Bonuses for 2010 or 2011: Payments from our Executive Bonus Plan are based on the achievement of Company-based performance targets. The targets are set high so that bonuses are not paid unless the Company performs well. Due to the Company’s performance in 2010 and 2011, no payments have been made in the last two years from our Executive Bonus Plan.

•

Performance Equity Forfeited: A substantial portion of each equity award granted to our executive officers does not vest unless certain Company-based performance targets are achieved. As a result, our executive officers may never receive the full equity awards reported in our compensation tables. In fact, our executive officers have so far forfeited $615,840 from their equity awards for 2010 and $274,230 from their equity awards for 2011.

•

Option Pricing and Duration: We have never re-priced any stock options. Because the exercise price of our options is generally the closing market price of Common Stock on the day before grant, the benefit of the options is realized only as a result of appreciation in our stock price. Beginning in 2007, we extended the vesting schedule for options to two years, which we believe provides a more effective retention incentive than one year and balances out the total compensation package.

•

Limited Insider Sales: Our executive officers have demonstrated a strong commitment to ownership. Since December 31, 2008, our executive officers have sold in the aggregate only 110,560 shares of Common Stock which equates to less than 3% of their holdings as of January 1, 2012.

•

Ownership Guidelines: Our ownership guidelines for executive officers are based on each officer’s position in the organization and are a multiple of annual base salary. Previously, our former Chairman and Chief Executive Officer had a stock ownership target of four times his annual board fee and base salary, and our other directors and executive officers had a stock ownership target of two times their annual board fee or annual base salary. As described below, the Compensation Committee recently raised these ownership targets even higher.

•

Limited Perquisites: We do not own or lease a corporate jet. When traveling on business our executive officers fly in commercial aircraft and, where possible, stay in hotels where we have negotiated favorable rates.

•

Tax Gross-Up Eliminated: We do not provide for a gross-up of excise taxes on any payment to an executive officer that is deemed to be a “parachute payment” under US tax regulations. If a payment to an executive officer would be subject to the excise tax imposed by Internal Revenue Code Sections 280G and 4999, either the payment will be reduced so that the excise tax does not apply or the executive officer will be responsible for the excise tax.

•	100% Independent Compensation Committee: Each member of our Compensation Committee meets the independence standards as determined by our board of directors and as prescribed by NASDAQ and the SEC.

•

Independent Compensation Consultant: Our Compensation Committee has the authority to retain or obtain the advice of a compensation adviser in its sole discretion. The Compensation Committee is directly responsible and appropriately funded for the appointment, payment and oversight of its compensation advisers. During 2011, the Compensation Committee obtained advice from Hay Group. Hay Group is not paid to provide any services to us other than those requested by the Compensation Committee, and Hay Group has its own internal policies and procedures to prevent conflicts of interest. Hay Group advisers that provide services to us have no business or personal relationships with our Compensation Committee members, other than in the normal course of providing such services, and to avoid a conflict of interest, none of them own any stock of the Company.

•

Double-Trigger Required for CIC Termination Payments: In order for change in control termination benefits to become available to any of our executive officers, two distinct events must occur. First, a change in control as defined in the employment agreements must occur. Second, within a strictly defined time period, a termination of employment by the Company without cause or by the executive officer for good reason must also occur.

•	Clawback and No-Hedging Policies: As further explained below, we have adopted an incentive compensation recoupment or clawback policy and a no-hedging policy that applies to all executive officers.

•

No Retirement Plans: We do not maintain an excess benefit plan, top-hat plan, supplemental executive retirement plan (SERP) or any other nonqualified retirement plan. In addition, our executive officers do not participate in any defined benefit or pension plans or in any employer sponsored defined contribution plans.

•

No Material Risk: After review by our board of directors with the assistance of the Compensation Committee, we have determined that our compensation arrangements do not create material risk for the Company.

Events of 2011

In 2011, we faced an overall economic environment that was generally weak and turbulent especially in the countries in which we are most active. In light of this environment, the Compensation Committee considered the need for stability and leadership in competitive markets. Although our philosophy on compensation remained generally consistent with prior years, we implemented various changes to our compensation program in order to maintain its overall alignment with stockholders’ interests.

Changes to Compensation Program

The Compensation Committee implemented the following changes to the executive compensation program:

•

Amendments to Executive Bonus Plan: On May 19, 2011, we amended our Executive Bonus Plan. Pursuant to the amendments, beginning with bonuses for the 2011 fiscal year, the total amounts payable pursuant to the Executive Bonus Plan are based on achievement of targets to be established by our board of directors for each fiscal year with respect to net sales, EBITDA and earnings per share. The aggregate cash bonus is set on an annual basis and for 2011 was set at $1.67 million.

•

Amendments to Employment Agreements: On October 13, 2011, we entered into new employment agreements with our executive officers. The amended employment agreements established new base salaries and a new allocation of the executive bonus pool among its participants.

•

Clawback Policy: On April 26, 2012, we adopted a clawback policy to enable us to recoup incentive compensation paid on the basis of financial results that are later materially restated due to fraud, intentional misconduct or gross negligence of the executive officer.

•	No-Hedging Policy: On April 26, 2012, we adopted a new policy that prohibits our executive officers from hedging the economic risk in the shares of the Company that they own.

•

Increased Stock Ownership Guidelines: We recently adopted new ownership guidelines that increase the minimum amounts of common stock that our directors and executive officers should beneficially own. The ownership target for executive officers is based on each officer’s position in the organization and is a multiple of annual base salary. As of April 17, 2012, our former Chief Executive Officer had an ownership target of five times his annual base salary and the other directors and executive officers have a stock ownership target of three times their annual board fee or annual base salary.

Setting Executive Compensation

When setting or recommending compensation levels (excluding the incentive components of compensation which are linked solely to the company’s financial performance), we consider the overall performance of the Company and the individual performance of each of the executive officers. We also consider an executive officer’s contributions to and ability to influence the Company’s performance, and we seek to encourage teamwork among our executives. We believe that the levels of base salary, bonus, equity awards, fringe benefits and other benefits should generally be managed to compete with other public and private companies of comparable size and complexity. For 2011 and past years, we based our determinations on a variety of factors, including the personal knowledge of market conditions that each member of the Compensation Committee has gained in his own experience managing businesses in Poland, Russia, Hungary, Ukraine and other countries in Central or Eastern Europe, compensation survey data available to us, the knowledge obtained from executive officers as to local market conditions, compensation levels at companies we have acquired, individual negotiation with the executive officers and information provided by Hay Group. We do not formally benchmark against specific companies or industries, but rather exercise an amount of discretion in setting compensation levels, utilizing the general knowledge of the members of our Compensation Committee. We periodically evaluate the types and levels of compensation we pay to ensure it can attract and retain qualified executive officers and that it remains comparable to compensation paid to similarly situated executives in comparable companies.

Base salaries and other compensation for executive officers are set by the board of directors following recommendation by the Compensation Committee and reflect a number of elements, including recommendations by senior Company management as to the executive officers based on evaluation of their performance, recommendations by independent compensation consultants and the various other factors described above. The

Committee works closely with the Company’s senior management in establishing compensation levels for the other executive officers. The Committee reports to the board of directors on all proposed changes in executive compensation, after it has formed a view on appropriate adjustments, and makes recommendations for consideration of the board of directors for the executive officers. The board of directors considers such recommendations and, thereafter, sets the compensation level, without the participation of the relevant executive officer. Base salary levels and other aspects of compensation for executive officers historically have been set forth in employment agreements. The relevant executive officer is not present during voting or deliberation on his performance or compensation.

At the end of 2010, we engaged Hay Group to assist with the annual review of our executive compensation program. Hay Group presented a comprehensive assessment of the competitiveness of our executive compensation program relative to beverage and NASDAQ peer groups. The specific companies included in each peer group for fiscal year 2011 were as follows:

Peer Group A Beverage Peer Group	Peer Group B NASDAQ Peer Group
Coca-Cola Bottling	Plexus Corp	Tellabs Inc.
Constellation Brands –Cl A	Sanderson Farms Inc.	Central Garden & Pet Co.
Cott Corp.	Career Education Corp.	Hub Group Inc. – Cl A
Hansen Natural Corporation	Xilinx Inc.	Arkansas Best Corp.
Brown-Forman Co.	Freds Inc.	Altera Corp.
Dr. Pepper Snapple Group Inc.	Bob Evans Farms	Linear Technology Corp.
Green Mountain Coffee Roasters	Beacon Roofing Supply Inc.	Seneca Foods Corp
PC Connection Inc.

The analysis conducted by Hay Group researched three compensation measures for our executive officers: 1) base salary, 2) total cash compensation (which is the sum of the base salary plus annual incentives/bonuses) and 3) total direct compensation (which is the sum of the total cash compensation plus long-term incentives) and compared the compensation to the two separate peer groups.

The report concluded that, with respect to Peer Group A: (i) for our former Chief Executive Officer, his base salary was 13% below the market average of $741,000; his total cash compensation was 12% below the market average of $1,786,000, and his total direct compensation was 30% below the market average of $3,871,000; (ii) for our former Chief Financial Officer, his base salary was 14% below the market average of $409,000; his total cash compensation was 0.4% below the market average of $711,000, and his total direct compensation was 11% below the market average of $1,225,000; and (iii) for our Vice President and Director of Investor Relations, his base salary was 22% below the market average of $400,000; his total cash compensation was 32% below the market average of $750,000; and his total direct compensation was 54% below the market average of $1,697,000. In addition, with respect to Peer Group A, Hay Group determined that only three companies within Peer Group A had officers employed in a comparable COO position and therefore a meaningful market statistic could not be calculated. However, based on the data collected from these three companies it was determined that for our former COO his base salary was 11% below the average of $494,000; his total cash compensation was 2% below the average of $954,000, and his total direct compensation was 21% below the average of $1,701,000.

In addition, the report concluded that, with respect to Peer Group B: (i) for our former Chief Executive Officer, his base salary was 5% below the market average of $677,000; his total cash compensation was 16% above the market average of $1,358,000, and his total direct compensation was equal to the market average of $2,693,000; (ii) for our former Chief Financial Officer, his base salary was 2% below the market average of $357,000; his total cash compensation was 9% above the market average of $651,000, and his total direct compensation was 4% below the market average of $1,127,000; (iii) for our former COO, his base salary was 7% above the market average of $414,000; his total cash compensation was 60% above the market average of $584,000, and his total direct compensation was 42% above the market average of $941,000; and (iv) for our Vice President and Director of Investor Relations, his base salary was 6% below the market average of $331,000; his total cash compensation was 1% below the market average of $516,000; and his total direct compensation was 18% below the market average of $941,000.

The Compensation Committee reviewed the findings of Hay Group and considered its recommendations in the context of its annual review of executive compensation policies. The report was one of the factors in the Committee’s decisions to amend the Executive Bonus Plan on May 19, 2011 and to amend the executive officers’ employment agreements on October 13, 2011.

In 2011, the Compensation Committee decided it would formalize the process in which it considers the wealth accumulation of our executive officers by reviewing tally sheets. The following wealth accumulation table illustrates the aggregate value of all stock and options held by each executive officer at year-end:

	December 31, 2009	December 31, 2010	December 31, 2011
William V. Carey	$115,877,470	$114,841,190	$17,835,780
Christopher Beidermann	$343,150	$240,300	$102,202
Evangelos Evangelou	$995,090	$1,066,388	$262,918
James Archbold	$2,459,414	$1,876,384	$175,388

In 2011, our compensation decisions were motivated by three main factors. First, given the turbulent economic environment, we wanted to motivate and retain our key executives. Second, we wanted to update our compensation structure so that the factors determining the value of compensation were not so heavily dominated by extremely high growth rates in our stock price. And finally, we wanted to ensure our executive officers’ continued focus on achieving the best results for the Company and to provide a compensation structure that made our targeted results worth achieving.

Executive Compensation Components

Compensation Element	Objectives	Key Features
Base Salary	Attracts, retains and rewards named executive officers by providing a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job. Can be periodically reevaluated based on (a) individual performance, and (b) changes in the median level of salary of peer companies.

Annual cash compensation which assuming acceptable performance is not at risk.

Targeted at or near average base salaries of similarly situated executives of peer groups.

Adjustments are considered as the Compensation Committee sees fit, usually in consultation with independent compensation consultants.

Annual Performance Based Incentive Awards (Bonus)

Focuses named executive officers on our annual results by being directly linked to the Company’s financial performance.

Aligns each executive officer’s interests with those of our stockholders by promoting strong annual results through revenue growth and operating efficiency.

Retains named executive officers by providing market-competitive compensation.

Annual awards are paid in cash are at risk because they are based on financial targets.

Each annual award can vary from 0% to 200% of the target amount with goals set high and difficult to achieve.

Our Vice President and Director of Investor Relations receives a non-variable year-end bonus that is not based on company performance.

Long-Term Incentive Awards (Equity)

Aligns each executive officer’s interests with long-term stockholder interests by linking part of each executive officer’s compensation to long-term corporate performance that benefits our stockholders.

.

Long-term equity based compensation which is at risk due to vesting requirements and stock price variations.

Provides opportunities for wealth creation and ownership, which promotes retention and enables us to attract and motivate our executive officers.

Retains executive officers through multi-year vesting of equity grants and annual performance periods

Targeted at a level approximating the median of our peer groups’ equity compensation.

A mix of stock options, time-based restricted stock and performance shares to accomplish different objectives.

Options and restricted shares generally vest in full at the end of one or two year periods (i.e., cliff vesting). Performance shares, if earned, vest over three year period in equal annual installments.

The following describes in more specific terms the elements of compensation that implement the compensation philosophy and objectives described above, with specific reference to compensation earned by the named executive officers for 2011.

Base Salaries

Base salaries of executive officers are determined at the time a person initially becomes an executive officer by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace at that time for executive talent, including a comparison to base salaries for comparable positions (considered in the context of the total compensation paid by such companies). Salaries are reviewed from time to time thereafter, generally in connection with the expiration of employment agreements or when other considerations warrant such consideration in the discretion of the Compensation Committee and board of directors, considering the foregoing factors as well as the executive’s performance and the other factors considered in setting total compensation described above. We have historically maintained a policy of setting base salary at the lower end of market levels in preference to emphasizing the incentives provided by the executive bonus and equity incentive (stock options and restricted shares) programs. Our executive officers working in Poland also serve on the boards of certain of our subsidiaries, for which local law requires that they be paid a modest stipend which we include in the analysis of base salaries.

When salary adjustments are considered, they are made in the context of the total compensation for executive officers, consistent with the core principles discussed earlier in this Compensation Discussion and Analysis. In each case, the participants involved in recommending and approving salary adjustments consider the performance of each executive officer. Individual performance evaluations take into account such factors as new responsibilities, the previous year’s corporate performance and the achievement of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are considered as a totality, against the backdrop of our overall compensation philosophy and knowledge of market conditions.

Beginning January 1, 2010, base salaries were established with recognition of the significant changes to the nature and size of our business. The responsibilities of each executive officer changed with our shift in focus from distribution to production and with our entry into markets outside of Poland, including Hungary and Russia. During 2011, after consultation with Hay Group, base salaries were adjusted to approximate the average base salaries of similarly situated executives at our peer groups.

Mr. Carey, our President and Chief Executive Officer until July 9, 2012, held the most direct responsibility for the performance of our various businesses during 2011. As such, he was awarded a higher base salary than other executive officers. At the end of 2011, we were the largest vodka producer in Russia, the world’s largest vodka market, one of the largest vodka producers in Poland, and a leading importer of spirits, wines and beers in Russia, Poland and Hungary. In addition, our operations had expanded into Ukraine. Because he became responsible for overseeing operations and various business activities in multiple countries, Mr. Carey’s job responsibilities increased independent of the Company’s stock price. Mr. Carey’s annual base salary was $626,186 as of January 1, 2011 and, based on the advice of Hay Group, was increased to $750,000 as of July 1, 2011.

Evangelos Evangelou, as Chief Operating Officer until December 31, 2012, carried the second most responsibility for our operations during 2011, with a heavier focus on the day-to-day aspects of running our businesses. With the recent expansion of our operations, Mr. Evangelou’s responsibilities increased in tandem with Mr. Carey’s. Mr. Evangelou’s annual base salary was $442,177 as of January 1, 2011 and, based on the advice of Hay Group, was increased to $450,000 as of July 1, 2011.

Christopher Biedermann, our Chief Financial Officer until September 14, 2012, was directly responsible for the financial condition of the Company during 2011, and the complex, diverse accounting and financial reporting requirements the Company is subject to. The expansion of our operations from exclusively importation and distribution to include production, and our acquisition of businesses operating in different territories and jurisdictions increased Mr. Biedermann’s responsibilities considerably. Mr. Biedermann’s annual base salary was $351,428 as of January 1, 2011 and, based on the advice of Hay Group, was increased to $410,000 as of July 1, 2011.

James Archbold’s responsibilities during 2011 as Corporate Secretary (until April 2012) and Director of Investor Relations until February 22, 2013, were less connected to the operational activities associated with running our company. Nevertheless, the changes in the scope and size of our business, from the acquisition of new production assets to the expansion into new countries, increased the complexity of his job responsibilities. Our past growth was driven chiefly by a series of large acquisitions in new geographic regions, which required significant bank and capital markets debt and equity financing arrangements. As Director of Investor Relations, Mr. Archbold acted as liaison with our debt and equity investors and in evaluating and planning for potential reactions in the investor community. Mr. Archbold’s annual base salary was $312,000 as of January 1, 2011 and, based on the advice of Hay Group, was increased to $400,000 as of July 1, 2011 ($50,000 of his salary was attributable to his service as Corporate Secretary).

Bonuses

We have historically paid annual cash bonuses to our executive officers based on corporate performance, as measured by reference to factors which the Compensation Committee believes reflect objective performance criteria over which management generally has the ability to exert some degree of control. This policy was formalized in 2001 with the adoption of the Company’s executive bonus plan. The Company establishes a cash bonus pool for each year and the interest in such pool, if earned, for each of the executive officers. The proportionate interest of each officer participating in the cash bonus pool is based upon, among other things, assessment by the Committee and the board of directors of each officer’s level of responsibility within the Company, expertise and ability to influence improvements in the Company’s financial results, and tenure. The factors impacting the determination of an officer’s proportionate interest in the cash bonus pool are not assigned specific weights but are considered as a totality, against the backdrop of the Company’s overall compensation philosophy and knowledge of market conditions, in the discretion of the Committee and the board of directors.

For the year 2011, the cash bonus pool for achieving 100% of all targets was $1,670,000. The potential payout levels varied from 0% to 200% as follows:

Level of Achievement	Payout Percentage	Potential Bonus Pool
<70%	0%	$0
70%	50%	$835,000
100%	100%	$1,670,000
150%	200%	$3,340,000

The bonus plan participants in 2011 were Messrs. Carey, Evangelou and Biedermann, and any payouts from the bonus pool were to be allocated as follows:

Participant	Percentage of Pool	Potential Payout at 100% Achievement
William Carey	56.9%	$950,000
Evangelous Evangelou	27.0%	$451,000
Christopher Biedermann	16.1%	$269,000

The potential pay-outs from the bonus pool are intended to recognize, on an annual basis, the level of responsibility and potential contribution of each officer to our results. For example, Mr. Carey, our former Chief Executive Officer, would have received the highest percentage payout from the bonus pool. Because his job responsibilities are less connected to the day-to-day operations of the company, Mr. Archbold did not participate in the cash bonus pool. Instead, Mr. Archbold received a non-variable year-end bonus of $95,000 that is not based on Company performance.

Under the executive bonus plan for 2011, the size of the bonus earned by the participants depended upon the achievement of three targets established by the board of directors—net sales revenue, EBITDA and earnings per share. Fifty percent of the pool interest was based on EBITDA, thirty-five percent was based on net sales revenue and fifteen percent was based on earnings per share. The participants would have received 100% of the bonus pool they were allocated if all of the targets were met. The percentage of the bonus attributable to each target would have been increased or decreased in proportion to the amount by which the Company exceeded or fell short of that target, subject to a maximum of 200%. No amount was to be paid if the actual result was less than 70% of the target.

The Compensation Committee set targets for 2011 that reflect the desire of the Committee to incentivize our executive officers to continue to maximize operational performance while also prudently managing the balance sheet, in the view of the board of directors. The Committee believes that the use of financial measures as performance targets appropriately balances incentives to reward strong performance without encouraging undue risk-taking that the 2011 targets represented an appropriate balance of management priorities as they pertain to results of Company operations.

In the beginning of 2011, the Committee and the board of directors established a net sales target of $1,062 million, an EBITDA target of $222 million and an earnings per share target of $1.14. The Company’s actual results fell short of achieving 70% of these targets and the board of directors therefore determined that:

•	Mr. Carey, former Chief Executive Officer, earned no cash bonus;

•	Mr. Evangelou, former Vice President and Chief Operating Officer, earned no cash bonus;

•	Mr. Biedermann, former Chief Financial Officer, earned no cash bonus; and

•	Mr. Archbold, former Vice President and Director of IR, earned a non-performance based cash bonus of $95,000.

Performance targets are set by the board of directors, upon the recommendation of the Compensation Committee, based on the Company’s business plan to reflect continued growth of the Company’s business. The Company does not disclose future performance targets because we believe this information is not material to understanding our executive compensation. The board of directors and the Committee set performance targets at levels they consider to be reasonably attainable but challenging.

Equity

A third component of our executive officers’ compensation is in the form of equity grants. Equity grants for 2011 were held at the same levels established by the Compensation Committee for 2010 when the Compensation Committee consulted with Compensation Resources, an executive compensation advisor, regarding executive pay practices at targeted peer group companies and deliberated internally. As is the case with the equity grants to the directors, the executive officers had the opportunity to elect to receive their equity grants in the form of stock options, restricted shares or a 50/50 combination of both stock options and restricted shares.

Half of the aggregate amounts of restricted stock or stock options granted in 2011 are subject to time-based “cliff” vesting. These time-based stock awards will vest in full on the second anniversary of the grant date. The other half of the aggregate amount of restricted stock or stock options granted in 2011 are subject to performance-based vesting. These performance-based stock awards will vest in three equal annual installments if certain performance targets for the 2011, 2012 and 2013 fiscal years are achieved. The targets were established based on projections agreed to by our board of directors at the time the stock awards were granted.

The vesting for one-half of the performance-based stock awards will be determined based on the achievement of performance targets relating to the Company’s net sales revenue, EBITDA and earnings per share. The equity targets are the same as the cash bonus targets. Vesting of the performance-based awards will be pro-rated according to the Company’s actual performance for the respective fiscal year relative to the equity performance targets, as measured upon receipt of final audited financials and an audit opinion. Underachievement of the performance targets (ranging from 70-99%) will result in the vesting of a proportional amount of the performance-based awards, with the difference to be forfeited by the recipient. Overachievement of the performance targets (ranging from 101-150%) will result in the granting of additional restricted stock or stock options, as applicable.

As it did when setting the targets for cash bonuses, with respect to equity awards, our Compensation Committee set targets for 2011 that reflect the desire of the Committee to incentivize the Company’s executives to continue to maximize operational performance while also prudently managing the balance sheet, in the view of the board of directors. The Committee believes that the use of the performance targets appropriately balances incentives to reward strong performance without encouraging undue risk-taking. The Committee felt that the combination of the three targets represented an appropriate balance of management priorities as they pertain to results of Company operations.

The Company’s actual results fell short of the targets. As a result, Mr. Carey forfeited 17,000 of the options granted to him in 2011, and Messrs. Biedermann, Evangelou and Archbold forfeited 2,222, 2,361, and 1,555 shares, respectively, of the performance-based stock granted to them in 2011. These forfeitures represent one-third of the total performance based awards. With respect to equity awards granted to them in 2010, Mr. Carey forfeited 32,332 of options and Messrs. Biedermann, Evangelou and Archbold forfeited 4,444, 4,722 and 3,122 shares, respectively. These forfeitures represent two-thirds of the total performance based awards. Pursuant to the agreements terminating their employment with the Company, all unvested equity awards to Mr. Carey vested immediately and all stock options given to Mr. Carey became fully exercisable, Mr. Biedermann is no longer entitled to any equity awards from the Company, and all unvested shares and restricted stock units to Mr. Evangelou will vest in accordance with the respective plans or agreements under which such shares or restricted stock units were granted.

Stock Ownership Guidelines

We believe that it is in the best interests of the Company’s stockholders for the Company’s directors and executive officers to own common stock of the Company, thereby aligning their interests with the interests of the Company’s stockholders. To this end, on March 11, 2008, the board of directors established targets for the minimum amounts of our common stock that our directors and executive officers should beneficially own. The ownership targets for executive officers are based on each officer’s position in the organization and is a multiple of annual base salary. From 2008 to 2012, our former Chief Executive Officer had a stock ownership target of four times his annual base salary while each of the other directors and executive officers had a stock ownership target of two times their annual board fee or their annual base salary, as the case may be. In 2012, these ownership targets were increased to five times for our Chief Executive Officer and to three times for each of the other directors and officers.

Current officers have three years to meet 50% and four years to meet 100% of their requirement. The requirement does not apply to positions held on an 5,714,286 basis. Our current directors and officers elected after the adoption of the policy have two years to meet 50% and three years to meet 100% of their requirement. Directors elected after the adoption of the policy have one year to meet 50% and two years to meet 100% of their requirement.

Each of our executive officers and each individual nominated for election to our board of directors has or soon will have made meaningful progress toward satisfying these objectives within the above timeframes.

Employment Agreements

Each of the executive officers of the Company is party to an employment agreement setting forth, among other things, his base salary and the percentage participation in the annual payouts of the aggregate cash bonus pool under the executive bonus plan, all such amounts having been determined as described in this Compensation Discussion and Analysis. The Company currently enters into employment agreements with its executive officers because it generally believes that, in respect of key executive officers, there is a significant value in its competitive markets to setting out compensation and fringe benefit expectations in writing, maintaining appropriate non-competition, non-solicitation of employees and confidentiality agreements with key executives, and agreeing to post-termination payments and other obligations. These employment agreements, which also set out the revised salaries and option entitlements in future years, are described in more detail under the caption “Employment Agreements.”

Say-on-Pay

We value the opinions of our stockholders. At our 2011 annual meeting, stockholders approved the say-on-pay proposal by casting more than 73% of their votes in favor of the compensation paid to our executive officers. In 2011, we made certain changes to further improve our executive compensation program At the same meeting, stockholders indicated their agreement with the recommendation made by our board of directors for the say-on-frequency proposal (Proposal 4 in last year’s proxy statement) by casting more than 69% of their votes in favor of holding advisory votes on the compensation paid to our named executive officer every year (as opposed to every two or three years). We are pleased that our directors and stockholders are in agreement. Consistent with the recommendation made by our directors in last year’s proxy statement, we will hold another non-binding vote on the compensation paid to our executive officers this year.

Taxation and Accounting Matters

The Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Generally, the Company expects that compensation paid to its executive officers will be fully deductible for federal income tax purposes. However, in certain situations, the Company may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R). As discussed earlier in this Compensation Discussion and Analysis, the adoption of FASB Statement 123(R) led the Committee and board of directors to reconsider the balance of the various components of the compensation package for its executive officers, and to emphasize cash components of compensation in future periods to a greater extent than in past years, with an offsetting reduction in the amount of options granted.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its Annual Meeting of Stockholders.

Respectfully submitted,

Compensation Committee

Markus Sieger
Jose Aragon
Joseph Farnan

Summary Compensation Table

The following table summarizes the total compensation awarded to or earned by the Company’s former Chief Executive Officer, former Chief Financial Officer and its two other executive officers for the years ended December 31, 2009, 2010 and 2011 (the “named executive officers”).

Name and Principal Position	Year	Salary		Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
William V. Carey	2011	$688,093	(1)(2)	—	—		$801,862	(2)(9)	—	$232,350	(11)	$1,722,305
Former Chairman,	2010	$676,307	(1)(2)	—	—		$801,040	(2)(10)	—	$229,649	(12)	$1,706,996
President, and Chief Executive Officer	2009	$650,670	(1)(2)	—	—		$484,125	(2)	$930,600	$137,685	(13)	$2,203,080
Evangelos Evangelou	2011	$446,089	(1)	—	$324,424	(3)	—		—	$28,794	(14)	$799,307
Former Vice President and Chief Operating Officer	2010	$441,002	(1)	—	$402,484	(4)	—		—	$28,794	(15)	$872,280
	2009	$414,882	(1)	—	—		$218,100		$495,000	$67,577	(16)	$1,195,559
Christopher Biedermann	2011	$380,714	(1)	—	$305,348	(5)	—		—	$18,115	(17)	$704,177
Former Chief	2010	$354,955	(1)	—	$378,819	(6)	—		—	$18,115	(18)	$751,889
Financial Officer	2009	$343,854	(1)	—	—		$181,750		$356,400	$20,913	(19)	$902,917
James Archbold	2011	$356,000		—	$213,748	(7)	—		$95,000	$41,052	(20)	$610,800
Former Vice	2010	$312,000		—	$265,179	(8)	—		$95,000	$33,470	(21)	$705,649
President and Corporate Secretary	2009	$230,000		—	—		$160,849		$198,000	$28,740	(22)	$617,589

(1)	Includes fees paid to Mr. Carey, Mr. Evangelou and Mr. Biedermann for serving on the management boards of certain of our subsidiaries.
(2)	Includes amounts paid or granted to Mr. Carey for serving as chairman of the board of directors.
(3)	Includes $54,070 of restricted stock subsequently forfeited by Mr. Evangelou based on the Company’s 2011 performance relative to performance targets established by the Committee and the board of directors.
(4)	Includes $134,152 of restricted stock subsequently forfeited by Mr. Evangelou based on the Company’s 2010 and 2011 performance relative to performance targets established by the Committee and the board of directors.
(5)	Includes $50,891 of restricted stock subsequently forfeited by Mr. Biedermann based on the Company’s 2011 performance relative to performance targets established by the Committee and the board of directors.
(6)	Includes $126,254 of restricted stock subsequently forfeited by Mr. Biedermann based on the Company’s 2010 and 2011 performance relative to performance targets established by the Committee and the board of directors.
(7)	Includes $35,624 of restricted stock subsequently forfeited by Mr. Archbold based on the Company’s 2011 performance relative to performance targets established by the Committee and the board of directors.
(8)	Includes $88,412 of restricted stock subsequently forfeited by Mr. Archbold based on the Company’s 2010 and 2011 performance relative to performance targets established by the Committee and the board of directors.
(9)	Includes $133,643 in stock options subsequently forfeited by Mr. Carey based on the Company’s 2011 performance relative to performance targets established by the Committee and the board of directors.

(10)	Includes $267,014 in stock options subsequently forfeited by Mr. Carey based on the Company’s 2010 and 2011 performance relative to performance targets established by the Committee and the board of directors.
(11)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $106,000 for housing, security and housing-related expenses, the use of a company car (payments of $65,785 made by the company) and payments for medical insurance, school fees for his child, travel and home leave, and club memberships.
(12)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $109,384 for housing and related expenses, the use of a company car (payments of $65,785 made by the company) and payments for medical insurance, school fees for his child, utilities, travel and home leave, and club memberships.
(13)	Represents expenses paid to or for Mr. Carey for perquisites and other miscellaneous costs, including $70,529 for housing, security and housing-related expenses, the use of a company car (payments of $22,901 made by the company) and payments for medical insurance, school fees for his child, travel and home leave, and club memberships.
(14)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $20,948 made by the company) and payments for medical and other insurance.
(15)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $20,948 made by the company) and payments for mobile phone, medical and other insurance.
(16)	Represents expenses paid to or for Mr. Evangelou for perquisites and other miscellaneous costs, including the use of a company car (lease payments of $63,238 made by the company) and payments for mobile phone, medical and other insurance.
(17)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $18,498 made by the company) and payments for medical insurance.
(18)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $18,498 made by the company) and payments for mobile phone and medical insurance.
(19)	Represents expenses paid to or for Mr. Biedermann for perquisites and other miscellaneous costs including the use of a company car (lease payments of $15,146 made by the company) and payments for mobile phone and medical insurance.
(20)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs including the use of a company car (lease payments of $7,788 made by the company) and medical insurance for Mr. Archbold and his family ($33,264).
(21)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs including the use of a company car (lease payments of $7,551 made by the company) and payments for mobile phone ($4,556) and medical insurance for Mr. Archbold and his family ($21,363).
(22)	Represents expenses paid to or for Mr. Archbold for perquisites and other miscellaneous costs including the use of a company car (lease payments of $8,964 made by the company) and payments for mobile phone and medical insurance for Mr. Archbold and his family ($16,776).

Grants of Plan-Based Awards

The following table sets forth information regarding all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
William V. Carey	1/1/2011				53,900	77,000	115,500	$22.90	$670,030
	5/19/2011				17,500	25,000	37,500	$11.02	$131,832
	4/4/2011	$475,000	$950,000	$1,900,000
Evangelos Evangelou	1/1/2011				9,917	14,167	21,251		$324,424
	4/4/2011	$225,500	$451,000	$902,000
Christopher Biedermann	1/1/2011				9,334	13,334	20,001		$305,348
	4/4/2011	$134,500	$269,000	$538,000
James Archbold	1/1/2011				6,534	9,334	14,001		$213,748
	4/4/2011	—	$95,000	—

Outstanding Equity Awards at Fiscal Year-End

The following table presents information about outstanding equity awards held by the named executive officers at December 31, 2011:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares that have not vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that have not vested
William Carey(1)	67,500			$29.70	31-Dec-12
	12,500			$30.74	30-Apr-12
	50,000			$58.08	1-Jan-18
	12,500			$60.92	1-May-18
	50,000			$19.70	1-Jan-19
	12,500			$20.24	30-Apr-19
		64,167	(2)	$28.41	1-Jan-20
		20,833	(3)	$35.66	29-Apr-20
		77,000	(4)	$22.90	1-Jan-21
		25,000	(5)	$11.02	19-May-21
Chris Biedermann(6)	20,000			$26.76	31-Dec-16
	30,000			$29.70	31-Dec-17
	25,000			$58.08	1-Jan-18
	25,000			$19.70	1-Jan-19
						11,111	(7)	$48,666
						13,334	(8)	$58,402
Evangelos Evangelou(9)	39,375			$26.76	31-Dec-16
	39,375			$29.70	31-Dec-17
	30,000			$58.08	1-Jan-18
	30,000			$19.70	1-Jan-19
						11,805	(7)	$51,705
						14,167	(8)	$62,051
James Archbold	3,000			$5.49	31-Dec-13
	33,750			$14.05	31-Dec-14
	33,750			$7.85	29-Apr-13
	25,312			$14.05	1-Jan-14
	28,125			$19.69	31-Dec-15
	28,125			$26.76	31-Dec-16
	28,125			$29.70	31-Dec-17
	22,125			$58.08	1-Jan-18
	22,125			$19.70	1-Jan-19
						7,778	(7)	$34,067
						9,334	(8)	$40,882

(1)	Pursuant to the transition agreement between Mr. Carey and the Company effective July 9, 2012, (the “Transition Agreement”) and filed as Exhibit 10.64 to the Company’s Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2012, filed with the SEC on October 5, 2012, all unvested equity awards to Mr. Carey vested immediately and all stock options given to Mr. Carey became fully exercisable.
(2)	This option was awarded on January 1, 2010 and has a vesting schedule based partly on time elapsed from the date of the grant and partly on the performance of the Company. The time-based vesting will occur on January 1, 2012 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011 and 2012 fiscal years.
(3)	This option was awarded on April 29, 2010 and has a vesting schedule based partly on time elapsed from the date of the grant and partly on the performance of the Company. The time-based vesting will occur on April 29, 2012 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011 and 2012 fiscal years, in three equal annual installments.
(4)	This option was awarded on January 1, 2011 and has a vesting schedule based partly on time elapsed from the date of the grant and partly on the performance of the Company. The time-based vesting will occur on January 1, 2013 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011, 2012 and 2013 fiscal years, in three equal annual installments.
(5)	This option was awarded on May 19, 2011 and has a vesting schedule based partly on time elapsed from the date of the grant and partly on the performance of the Company. The time-based vesting will begin on May 19, 2012 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011, 2012 and 2013 fiscal years, in three equal annual installments.
(6)	Pursuant to the separation agreement between Mr. Biedermann and the Company effective September 14, 2012, (the “Separation Agreement”) Mr. Biederman is no longer entitled to any equity awards granted by the Company.
(7)	This restricted stock was awarded on January 1, 2010 and has a vesting schedule based partly on time elapsed from the date of grant and partly on the performance of the Company. The time-based vesting will occur on January 1, 2012 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011 and 2012 fiscal years.
(8)	This restricted stock was awarded on January 1, 2011 and has a vesting schedule based partly on time elapsed from the date of grant and partly on the performance of the Company. The time-based vesting will occur on January 1, 2013 and the performance-based vesting will occur if certain performance criteria are met for the Company for the 2011, 2012 and 2013 fiscal years, in three equal annual installments.
(9)	Pursuant to the letter agreement dated December 31, 2012 between the Company and Mr. Evangelou (the “Letter Agreement”), all shares and restricted stock units granted to Mr. Evangelou will vest in accordance with the respective plans or agreements under which such shares or restricted stock units were granted.

Option Exercises and Stock Vested

The following table presents information about option exercises by and stock vesting to our named executive officers during the fiscal year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
William V. Carey	0	N/A	0	N/A
Evangelos Evangelou	0	N/A	0	N/A
Christopher Biedermann	0	N/A	0	N/A
James Archbold	0	N/A	0	N/A

Employment Agreements

The Company has had employment agreements with its executive officers since 2004 and these agreements have been periodically updated. The employment agreements with the executive officers named in this proxy statement were most recently amended and restated as of October 13, 2011. The initial term of the amended and restated employment agreements is three years and, absent notice from either party that it does not intend to extend the term, the agreements are automatically extended for one year on each anniversary. Amendments to the employment agreements are recommended by the Company’s Compensation Committee and approved by the Company’s board of directors.

William V. Carey

Mr. Carey served as the President and Chief Executive Officer of the Company until July 9, 2012, and Mr. Carey’s employment agreement with the Company was terminated on that same date. Pursuant to his employment agreement, in 2011, Mr. Carey was paid an annual base salary at the rate of $750,000 per year and was entitled to receive 56.9% of the aggregate cash bonus pool payable to all participants under the Company’s executive bonus plan for the fiscal year. The executive bonus plan is described in detail under “Compensation Discussion and Analysis” above. In addition, Mr. Carey was entitled to up to $144,000 annually as special benefits to help cover the cost of housing, school fees for his child, home leave, security and family flight tickets. Mr. Carey participated in benefit plans and fringe benefits available to all other senior executives of the Company, and under the Transition Agreement, Mr. Carey will continue to receive such benefits for up to 18 months from the date of his termination. In 2011, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Carey received health insurance coverage, a company mobile phone and a company car from the Company.

On July 9, 2012, Mr. Carey’s employment agreement was terminated. Pursuant to the Transition Agreement, Mr. Carey is entitled to the following payments: (i) a $2,327,000 cash payment, payable ten days after the signing of the Transition Agreement; (ii) a non-prorated bonus of $855,200 or greater pursuant to the terms of the 2012 executive bonus plan, payable at the time bonuses are paid to other participants of the 2012 executive bonus plan or March 5, 2013, whichever is earlier; (iii) a $352,000 cash payment, payable ten days after the signing of the Transition Agreement, in lieu of the Company not having granted Mr. Carey additional equity awards in January 2012; and (iv) for a period of up to 18 months following the signing of the Transition Agreement, the continued receipt of certain fringe benefits under Mr. Carey’s employment agreement. In addition, Mr. Carey agreed to serve as an independent consultant to the Company through December 31, 2012, for which the Company agreed to pay Mr. Carey a consulting fee of $625,000, payable in equal monthly installments over the term of the consulting arrangement.

On October 23, 2012, the board of directors resolved to terminate Mr. Carey’s consulting arrangement with the Company and to pay all amounts owed to Mr. Carey in respect of this arrangement.

The effect of a termination of employment of Mr. Carey following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Evangelos Evangelou

Mr. Evangelou served as the Chief Operating Officer of the Company until December 31, 2012, and Mr. Evangelou’s employment agreement with the Company was terminated on that same date. Mr. Evangelou has continued to serve the Company as a managing director of its operations in Poland. Pursuant to his employment agreement, Mr. Evangelou was paid an annual base salary at the rate of $450,000 and was entitled to receive 27% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan for the fiscal year. Mr. Evangelou participated in benefit plans and fringe benefits available to all other senior executives of the Company. In 2011, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Evangelou received health insurance coverage, a company mobile phone and a company car from the Company.

On December 31, 2012, Mr. Evangelou’s employment agreement was terminated. Pursuant to the Letter Agreement, all shares or restricted stock units granted to Mr. Evangelou will vest in accordance with the respective plans or agreements under which such shares or restricted stock units were granted.

The effect of a termination of employment of Mr. Evangelou following a change of control is described in more detail under the caption “Potential Payments Upon Termination of Employment.”

Christopher Biedermann

Mr. Biedermann served as the Chief Financial Officer of the Company until September 14, 2012. Pursuant to the terms of his employment agreement, Mr. Biedermann was paid an annual base salary at the rate of $410,000 per year and was entitled to receive 16.1% of the aggregate cash bonus pool payable to all participants in the Company’s executive bonus plan for the fiscal year. Mr. Biedermann participated in benefit plans and fringe benefits available to all other senior executives of the Company. In 2011, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Biedermann received health insurance coverage, a company mobile phone and a company car.

On September 14, 2012, Mr. Biedermann’s employment agreement was terminated. Pursuant to his Separation Agreement, Mr. Biedermann is entitled to receive a $1,073,022 cash payment, accrued salary, paid time off and, for a period of up to 18 months following the date of the Separation Agreement, the continued receipt of certain fringe benefits under Mr. Biedermann’s employment agreement. Mr. Biedermann would not be entitled to any additional compensation following a change of control of the Company. In addition, Mr. Biedermann agreed to serve as an independent consultant to the Company through December 14, 2012, for which the Company agreed to pay Mr. Biedermann a consulting fee of $27,000 per month, payable monthly.

On October 23, 2012, the board of directors resolved to terminate Mr. Biedermann’s consulting arrangement with the Company and to pay all amounts owed to Mr. Biedermann in respect of this arrangement.

James Archbold

Mr. Archbold served as the Company’s Vice President and Director of Investor Relations until February 22, 2013. Before April 2012, he served as the Company’s Secretary. Pursuant to the terms of his employment agreement, Mr. Archbold was paid an annual base salary at the rate of $400,000 per year (reduced to $350,000 per year after April 2012) and is entitled to $95,000 as an annual cash bonus. Mr. Archbold participated in benefit plans and fringe benefits available to all other senior executives of the Company. In 2011, as part of his participation in the benefit plans and fringe benefits available to the Company’s senior executives, Mr. Archbold received health insurance coverage, a company mobile phone and a company car from the Company.

On February 22, 2013, Mr. Archbold’s employment with the Company was terminated. Pursuant to his General Release and Waiver Agreement, Mr. Archbold is entitled to (i) a cash payment of $1,426,696, (ii) a cash payment of $87,500, representing three months base salary and (iii) a reimbursement of up to $20,000 for legal fees, costs and expenses incurred during the negotiation of the General Release and Waiver Agreement.

Potential Payments Upon Termination of Employment

The Company’s agreements with its executive officers provide for certain payments upon termination. Set forth below is information on the aggregate amounts that each such executive officer would have received had he been terminated on the last business day of 2011. See “Employment Agreements” above for additional information regarding the terms of the employment agreements with the executive officers of the Company.

Generally, the material terms and payment provisions under the employment agreements of named executive officers, including those that relate to payments upon termination of employment, were the result of individual negotiations with the relevant officer over the terms of his employment, and the potential payments under these arrangements were not separately considered from the entire compensation package contemplated by the employment agreement. The Compensation Committee considers these potential payments upon termination of employment as one portion of total potential compensation, but such payments do not materially or directly influence the decisions made regarding other aspects of compensation.

Termination of Employment in Connection with a Change in Control

The employment agreements of Messrs. Carey, Evangelou and Archbold provide additional compensation (referred to below as “CIC Termination Payments”) if the applicable executive’s employment with the Company is terminated under certain circumstances in connection with a “change in control” of the Company. Mr. Biedermann waived all his rights with respect to any CIC Termination Payments upon entering into the Separation Agreement.

For these purposes, a “change in control” of the Company will occur if:

•

any person acquires voting securities of the Company that represent 30% or more of the combined voting power of the Company’s then outstanding voting securities, excluding certain acquisitions by the Company and related entities or their employee benefit plans and certain acquisitions otherwise excluded in this definition;

•

individual members of the board of directors as of October 13, 2011, and individuals whose election to the Company’s board of directors or nomination for election by the Company’s stockholders is approved by such members without an actual or threatened election contest, cease to constitute at least a majority of the board of directors;

•

the Company consummates a merger, consolidation, reorganization or business combination, or a sale or disposition of substantially all of the Company’s assets, or the acquisition of assets or stock of another entity, other than a transaction (A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent at least 30% of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction, and (B) after which more than 30% of the members of the board of directors of the successor entity were members of the Company’s board of directors at the time of the board’s approval of the transaction, and (C) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the successor entity; or

•	a liquidation or dissolution of the Company.

CIC Termination Payments. Messrs. Carey, Evangelou and Archbold are entitled to CIC Termination Payments if their employment is terminated without cause or if they terminate their employment with “CIC good reason” (as defined below) within one year of a change in control of the Company. In addition, Messrs. Carey, Evangelou and Archbold are entitled to CIC Termination Payments if their employment is terminated without cause or if they terminate with CIC good reason prior to such a change in control. However, in connection with a termination prior to a change in control, Messrs. Carey, Evangelou and Archbold must reasonably demonstrate that the termination (or the applicable CIC good reason event) is related to a third party who had indicated an intention or had taken steps reasonably calculated to effect a change in control, and a change in control involving such third party (or a party competing with such third party to effectuate a change in control) occurred within six months of the termination date. The Company does not provide for a 280G gross-up of excise taxes on “parachute payments” paid upon a change in control as determined in accordance with Internal Revenue Code sections 280G and 4999. For each executive, if the CIC Termination Payments would be subject to the excise tax imposed by sections 280G and

4999, such CIC Termination Payments would be reduced unless the executive would receive a larger after-tax benefit from the CIC Termination Payments if the reduction had not occurred. If the CIC Termination Payments are not reduced, the executive will be responsible for any excise tax that results.

Under the employment agreements, “CIC good reason” means the occurrence of any of the following (provided that notice of the occurrence is given within 90 days and the Company fails to cure within 30 days after the notice is given): (i) the Company’s failure to perform or observe any of the material terms or provisions of the agreement; (ii) a material reduction in the scope of the executive officer’s responsibilities and duties; (iii) the relocation of the executive officer’s employment to a facility or a location more than 30 miles from the executive officer’s then present location and more than 30 miles from the executive officer’s then present residence, without his consent; or (iv) a material reduction in the executive officer’s base salary, including, without limitation, any material reduction as part of a general salary reduction.

Pursuant to the terms of the Transition Agreement, if Mr. Carey’s employment was terminated under circumstances in which he is entitled to the CIC Termination Payments, the Company will pay Mr. Carey $775,931 in addition to the other amounts to be paid under the Transition Agreement.

Mr. Biedermann would not be entitled to any additional compensation following a change of control of the Company.

If Mr. Evangelou terminated his employment on the last business day of 2011 under circumstances in which he was entitled to the CIC Termination Payments, Mr. Evangelou would have received aggregate compensation of approximately $1,821,289 upon the execution and non-revocation of a release, comprised of:

(i)	accrued obligations (valued at $0);

(ii)	two times the sum of (1) Mr. Evangelou’s base salary, (2) an amount equal to the annual bonus paid or payable for the prior fiscal year, and (3) an amount equal to the value of all equity awards granted in the prior calendar year ($1,704,968);

(iii)	direct payment of premiums under the group health plan for continued health coverage for twelve months ($2,565); and

(iv)	vesting of unvested equity awards (valued at $113,756).

Pursuant to the terms of the Letter Agreement, Mr. Evangelou would be entitled to CIC Termination Payments in accordance with his employment agreement, provided that any such CIC Termination Payments may not exceed $500,141.

Pursuant to the terms of the General Release and Waiver Agreement, Mr. Archbold would no longer entitled to CIC Termination Payments in the event of a change in control.

Narrative Disclosure of Our Compensation Policies and Practices as They Relate to Risk Management

The Compensation Committee reviews the Company’s executive compensation program and its executive compensation policies and practices to assess whether any aspect of the program or the policies and practices would encourage any of the Company’s named executive offices to take any unnecessary or inappropriate risks that could threaten the value of the Company or create or increase risks that are reasonably likely to have a material adverse effect on the Company. As a result of our review, we concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on the Company.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding common stock as of February 12, 2013 (or as of the date indicated in the footnotes below): (i) by each person who is known by the Company to beneficially own more than 5% of the common stock; (ii) by each of our current named executive officers of the Company; (iii) by each director and nominee for director of the Company; and (iv) all directors and executive officers of the Company as a group. All information in this section is given on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted below, the address of each named executive officer and director is c/o Central European Distribution Corp., 3000 Atrium Way, Suite 265, Mt. Laurel, NJ, 08034.

Name	Number of Shares Beneficially Owned		Percent of Shares Outstanding
Directors and Officers
David Bailey	103,152	(1)	0.13%
Roustam Tariko	15,920,411	(2)	19.39%
Jose Aragon	0		0%
N. Scott Fine	40,478	(3)	0.05%
Joseph Farnan	0		0%
Alessandro Picchi	0		0%
Markus Sieger	76,957	(4)	0.09%
Grant Winterton	160,000	(5)	0.19%
Ryan Lee	179,000	(6)	0.22%

All directors and executive officers as a group	16,791,181		20.45%

5% Stockholders
Roust Trading Ltd. / Roustam Tariko	15,920,411		19.39%
Mark Kaufman / W&L Enterprises Ltd	7,517,549	(7)	9.16%
ING	5,309,203	(8)	6.47%
William V. Carey	4,392,515	(9)	5.35%

(1)	Includes 88,500 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of February 12, 2013.
(2)	On January 29, 2013, Roust Trading delivered to the Company a written notice exercising its put right (the “Put Right”) under the Amended Securities Purchase Agreement, pursuant to which the Company would be obligated to repurchase from Roust Trading 5,714,286 shares. The Company informed Roust Trading of its view that the Put Right cannot be, and was not, validly exercised by Roust Trading. Roust Trading, however, believes that the Put Right can be, and was, validly exercised by Roust Trading. Roust Trading and the Company subsequently entered into a Forbearance Agreement, whereby each party agreed to forbear from taking any action or commencing any proceeding to enforce its rights or remedies arising out of or relating to the Put Right until April 30, 2013.
(3)	Includes 36,771 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of February 12, 2013.
(4)	Includes 59,874 shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of February 12, 2013.
(5)	Includes 100,000 restricted stock units.
(6)	Includes 179,000 restricted stock units.
(7)	The information in this table is based solely on a Schedule 13D/A filed jointly on June 15, 2012 by Mark Kaufman and W & L Enterprises Ltd.
(8)	The information in this table is based solely on a Schedule 13G/A filed on February 12, 2013 by ING.
(9)	The information in this table is based solely on a Schedule 13G/A filed on February 14, 2013. As of December 31, 2012, William V. Carey beneficially owned 4,392,515 Shares, consisting of 30,000 Shares owned by WVC 2007 Family LLC; 50,000 Shares owned by Carey VII LLP; 3,705,219 Shares owned directly by Mr. Carey as trustee of The William V. Carey Revocable Trust; 304,627 Shares owned by the William V Carey Trust, of which Mr. Carey is the trustee; and options to purchase 302,669 Shares that may be acquired within 60 days of December 31, 2012. This does not include 152,500 shares owned by Mr. Carey’s spouse of which Mr. Carey disclaims beneficial ownership.

Related Party Transactions

A related party transaction is defined as any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000 but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. A related person is:

•	an executive officer, director or director nominee of the Company;

•	any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

It is the Company’s policy that directors, officers and any other related persons are required to report any related party transactions to the Chief Executive Officer. All such transactions also are required to be reported to the audit committee, which, with the assistance of legal counsel and such other advisors as it deems appropriate, is responsible for reviewing and approving or ratifying any related party transaction. The audit committee intends to approve only those related party transactions that it believes are in, or not inconsistent with, the best interests of the Company. A written policy to this effect has been adopted by the board of directors.

In addition, every quarter, a report maintained by the Company’s accounting staff is reviewed and approved by the Chief Executive Officer and Chief Financial Officer. The audit committee of the board of directors conducts an annual review of all transactions between related parties and the Company.

Transactions with Roust Trading

Amended Securities Purchase Agreement

On July 9, 2012, the Company entered into the Amended Securities Purchase Agreement with Roust Trading, which amended and restated, in its entirety, the securities purchase agreement, dated April 23, 2012 between the Company and Roust Trading (the “Original Securities Purchase Agreement”). The Amended Securities Purchase Agreement was terminated on January 21, 2013.

Pursuant to the Amended Securities Purchase Agreement, at the initial closing (the “Initial Closing”), which occurred on May 4, 2012 and was concluded on May 7, 2012, Roust Trading purchased for cash (i) 5,714,286 shares (the “Initial Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) for an aggregate purchase price of $30 million, or $5.25 per share, and (ii) an aggregate principal amount of $70 million RTL Notes. The Company has paid an aggregate amount of $1.05 million of interest on the RTL Notes. The proceeds (net of fees and expenses) of the issuance of the Initial Shares and the RTL Notes had been required to be used by the Company over a period of time to repurchase a portion of the Company’s Convertible Notes. Additionally, in accordance with the Amended Securities Purchase Agreement, on December 19, 2012, the Company issued 3 million shares of Common Stock to Roust Trading for no additional purchase price.

Pursuant to the terms of the RTL Credit Facility, $50 million aggregate principal amount of the $70 million RTL Notes is being converted into a new term loan to the Company in an aggregate principal amount of $50 million, which term loan may be used by the Company for working capital and general corporate purposes. The remaining $20 million principal amount of RTL Notes remains outstanding. See “—RTL Credit Facility” below.

Amended Governance Agreement

Concurrently with the Amended Securities Purchase Agreement, the Company also entered into the Amended Governance Agreement, which amended and restated, in its entirety, the governance agreement, dated

April 23, 2012 between the Company and Roust Trading. Under the Amended Governance Agreement, Roust Trading obtained various governance, veto and other rights related to its investment in the Company. The Amended Governance Agreement was terminated on January 21, 2013.

Amended Voting Agreement

Concurrently with the Amended Securities Purchase Agreement, the Company also entered into the Amended Voting Agreement (the “Amended Voting Agreement”), which reaffirmed the obligations of Roust Trading and each member of the board of directors, respectively, to vote in favor of certain financing transactions. The Amended Voting Agreement was terminated on January 21, 2013.

Term Sheet

On December 28, 2012, the Company and Roust Trading entered into the Term Sheet. The Term Sheet terminated the Amended Securities Purchase Agreement, Amended Governance Agreement and the Amended Voting Agreement, and both the Company and Roust Trading agreed to release certain claims and causes of action arising under circumstances existing prior to the date of the Term Sheet. In addition, the Term Sheet released $50 million of funds Roust Trading invested in the Company at the Initial Closing, constituting the remaining funds held by the Company after the repurchase of Existing 2013 Notes, for general corporate purposes. The Company also agreed to convert $50 million in RTL Notes held by Roust Trading into a term loan under the RTL Credit Facility. Additionally, in accordance with the Term Sheet, Sibirsky LVZ, as borrower, and Russian Standard Bank, as lender, entered into the Sibirsky Credit Facility.

The Term Sheet also addresses certain matters regarding management of the Company, including the following: (1) the formation of an operational management committee of the board of directors of the Company to oversee the day-to-day business and operations of the Company (including operational finance); (2) the formation of a restructuring committee of the board of directors responsible for all matters related to any restructuring of the Company’s capital; (3) the appointment of Grant Winterton as Chief Executive Officer of the Company, effective as of January 10, 2013; and (4) the Company shall use its best efforts to hold its annual general meeting of stockholders as soon as practicable, and the directors nominated for election at the annual general meeting shall include three directors not affiliated with Roust Trading, three directors nominated by Roust Trading, and two directors, one not affiliated with Roust Trading and one nominated by Roust Trading, only one of which may be elected by the Company’s stockholders. Notwithstanding the provisions in the Term Sheet related to the election of one of two alternative directors at the annual general meeting, the Company and Roust Trading have mutually agreed to nominate Judge Joseph Farnan for election as director of the Company.

Roust Trading also agreed to forbear from exercising any remedies with respect to any event of default under the RTL Notes which relates to or arise out of circumstances existing prior to the date of the Term Sheet. Roust Trading will be permitted to exercise its remedies and the forbearance will automatically terminate upon the earliest to occur of (i) any acceleration of any other indebtedness of the Company, (ii) the maturity of the Company’s Convertible Notes due 2013 and (iii) the occurrence of any other default under the RTL Notes.

In addition, in light of the termination of the Amended Governance Agreement, Roust Trading and the Company agreed to maintain the corporate opportunity provisions that had been included in the Amended Governance Agreement. Consequently, Roust Trading and the Company agreed that the doctrine of corporate opportunity would not apply to Roust Trading, any director nominated by Roust Trading or any affiliate of Roust Trading. If Roust Trading (or an affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, Roust Trading will not (A) have any duty to communicate or offer such opportunity to the Company and (B) to the fullest extent permitted by law, will not be liable to the Company or to the Company’s stockholders for breach of any fiduciary or other duty by reason of the fact that Roust Trading or any affiliate, including directors nominated by Roust Trading, pursues or acquires for, or directs such opportunity to, itself or another person or does not communicate such opportunity or information to the Company.

Exercise of RTL’s Claimed Put Right Under the Amended Securities Purchase Agreement

On January 29, 2013, Roust Trading sought to exercise its claimed put right under Section 8.13 of the Amended Securities Purchase Agreement. The Company asserts that this put right, and all other provisions in the Amended SPA and all related agreements, have been terminated and may no longer be exercised by Roust Trading. Roust Trading, through its beneficial ownership report filed on Schedule 13D/A, has expressed disagreement with the Company’s position. The Company and Roust Trading subsequently entered into a forbearance agreement dated February 6, 2013, pursuant to which the parties agreed that neither will pursue any further action in respect of the put right notice for a period ending April 30, 2013, after which either party may assert any and all remedies available to it.

RTL Credit Facility

The Company and Roust Trading have entered into the RTL Credit Facility with an aggregate principal amount of $50 million pursuant to the Term Sheet.

Most of the Company’s subsidiaries are guarantors under the RTL Credit Facility. The RTL Credit Facility benefits from security granted by certain of the Company’s subsidiaries in Russia over inventory of specified brands with an aggregate value of goods in circulation at any time not less than 2,170,000,000 Russian rubles (approximately $70 million) calculated by reference to the balance sheet value of the goods (excluding VAT).

Pursuant to the terms of the RTL Credit Facility, $50 million aggregate principal amount of the RTL Notes is being converted into a new term loan from Roust Trading to the Company in an aggregate principal amount of $50 million.

The RTL Credit Facility has a final maturity date falling 12 months after the date on which Conversion takes place (the “Final Maturity Date”). Subject to certain conditions, CEDC may voluntarily prepay the whole or any part of the RTL Credit Facility by giving not less than 5 business days’ notice to Roust Trading (or such shorter period as Roust Trading may agree).

The RTL Credit Facility bears interest at 3.00% per annum and accrued interest under the RTL Credit Facility will be payable by the Company on March 18, 2013, September 18, 2013 and the Final Maturity Date. On the last day of the first interest period under the RTL Credit Facility, the Company will also pay to Roust Trading an amount equal to the amount of interest accrued on $50 million of the RTL Notes between September 18, 2012 and the day falling immediately prior to the date on which Conversion takes place.

The RTL Credit Facility requires the Company and the guarantors to make a number of customary representations and comply with a number of customary undertakings.

The RTL Credit Facility contains certain events of default, the occurrence of which would, subject to any applicable grace periods and agreed exceptions, allow Roust Trading to accelerate, among other things, the outstanding term loan, cancel its commitment under the RTL Credit Facility, declare that all or part of the term loan be payable on demand and/or exercise any or all of its rights, remedies powers or discretion under the RTL Credit Facility, the security documents or any other Finance Documents (as defined in the RTL Credit Facility). The events of default, subject to certain agreed exceptions, include: (a) non-payment; (b) breach of other obligations under the RTL Credit Facility, security documents or any other Finance Documents (as defined in the RTL Credit Facility); (c) misrepresentation; (d) insolvency, insolvency proceedings and creditors’ process in respect of any significant subsidiary of the Company (other than ISF GmbH, Pasalba Limited, Peulla Enterprises Limited, Bravo Retail LLC and CEDC FinCo); (e) unlawfulness and invalidity; and (f) repudiation.

An event of default under the RTL Credit Facility will also occur if there is an “event of default” under:

(a)	the Existing 2016 Notes resulting in (i) acceleration in payment of the Existing 2016 Notes and (ii) the exercise of any remedies exercisable as a result of such acceleration by the Trustee or the Holders of the Existing 2016 Notes permitted by the terms of the Existing 2016 Notes in relation to the collateral for the Existing 2016 Notes granted by any member of the Group as defined in the RTL Credit Facility (except the Company or CEDC FinCo); and

(b)	any mortgage, agreement or other instrument (other than any such mortgage, agreement or other instrument relating to the Existing Notes or $70.0 million RTL Notes) under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed of any member of the Group (other than the Company or CEDC FinCo) (“Relevant Indebtedness”), whether such Relevant Indebtedness now exists or shall hereafter be created either (i) resulting in such Relevant Indebtedness becoming or being declared due and payable, or (ii) constituting a failure to pay the principal or interest of any such Relevant Indebtedness when due and payable ((i) and (ii) each being a “Relevant Default”) (and, in the case of this paragraph (b), if such Relevant Default is not cured or waived within 30 calendar days), and, in each case, the amount of any such Relevant Indebtedness, together with the amount of any other Relevant Indebtedness or the maturity of which has been so accelerated, aggregates $30,000,000 or more.

The RTL Credit Facility is governed by and construed in accordance with English law.

Sibirsky Credit Facility

One of the Company’s subsidiaries, Sibirsky LVZ, and Russian Standard Bank, an affiliate of Roust Trading, have executed a 465 million Russian ruble (approximately $15 million) credit facility. The Sibirsky Credit Facility provides for a commitment of 465 million Russian rubles and will have a maturity date of one year with an interest rate fixed at 12% per annum, to be paid quarterly.

The Sibirsky Credit Facility contains common representations and warranties and common undertakings, as well as common negative covenants such as no reorganization of the borrower. The Sibirsky Credit Facility also contains certain events of default linked to the breach of undertakings and covenants, an inability to service debts and insolvency of the borrower with a default interest rate of 30% per annum.

The Sibirsky Credit Facility is secured by certain pledges of inventory, Russian-law suretyship agreements entered into with certain Russian entities and an agreement to allow Russian Standard Bank to debit funds from the borrower’s account.

The board of directors recognizes that actual or potential conflicts of interest may arise from time to time resulting from Mr. Roustam Tariko’s position on the board of directors and management of the Company, on the one hand, and his position as controlling stockholder of Roust Trading and as a major stockholder in the Company and as a significant holder of Existing 2013 Notes, on the other. The board of directors seeks to mitigate any conflict of interest that may arise in the following manners: (i) the board of directors has formed the Russian Standard Relationship Committee to negotiate and evaluate future transactions with Roust Trading. Messrs. Fine and Bailey, none of whom have any prior relationship with Roust Trading, serve on the Russian Standard relationship committee. The board of directors has also formed a special committee to advise in all instances where a conflict-of-interest between the Company and Roust Trading may arise. Messrs. Fine, Bailey, Farnan and Sieger, each of whom not affiliated with Roust Trading, constitute the special committee of the board of directors; (ii) Mr. Tariko will report regularly on any transactions that involve actual or potential conflicts of interest and in the event that Mr. Tariko and/or the Russian Standard relationship committee believe a review of such transaction is appropriate they will be permitted to conduct such a review.

RATIFICATION OF THE APPOINTMENT

OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

(PROPOSAL 2)

On December 9, 2010, the audit committee of the board of directors selected and appointed Ernst & Young (“EY”) to serve as the Company’s independent public accountants for the year ending December 31, 2011, to audit the consolidated financial statements of the Company, subject to ratification by the stockholders at the annual meeting.

Stockholder ratification of Proposal 2 is not required by the Company’s bylaws or otherwise. However, the board of directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the audit committee of the board of directors will reconsider whether or not to retain EY. Even if Proposal 2 is ratified, the audit committee of the board of directors in its discretion may direct the appointment of a different independent accountant at any time during the year if the audit committee of the board of directors determines that such a change would be in the best interests of the Company and its stockholders.

Though a representative of EY will have the opportunity to be present at the annual meeting and make a statement if they desire to do so, no such representative is expected to be present or available to respond to questions.

Fees Paid to Independent Auditors and Other Information

The following table presents the aggregate fees billed for audit fees, audit-related fees, tax fees and other fees by the Company’s principal audit accountant which was EY for the fiscal year ended December 31, 2011 and PricewaterhouseCoopers (“PwC”) for the fiscal year ended December 31, 2010:

	2011	2010
Audit fees	$1,832,000	$2,320,749
Audit-related fees(1)	$7,319	—
Tax fees(2)	—	$42,130
All other fees(3)	$4,830	$196,021
Total fees	$1,844,149	$2,558,908

(1)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.”
(2)	Tax fees include fees for professional services related to tax compliance, tax advice and tax planning.
(3)	All other fees include fees for professional services rendered in connection with translation services.

The audit committee currently pre-approves all audit and permissible non-audit services prior to commencement of services. During 2010 and 2011, the audit committee pre-approved 100% of the total fees to EY and PwC. The audit committee has determined the rendering of all other non-audit services by EY is compatible with maintaining the auditor’s independence. During 2011, none of the total hours expended on the Company’s financial audit by EY were provided by persons other than full-time, permanent employees of EY.

Changes in the Company’s Certifying Accountant

On December 9, 2010, the Audit Committee of the board of directors of the Company approved the dismissal of PwC as its independent registered public accountant, which dismissal was finalized upon completion of PwC’s procedures regarding the financial statements of the Company as of and for the fiscal year ending December 31, 2010. Also on December 9, 2010, the Company appointed EY as its independent registered public accountant commencing with the 2011 quarter reviews and audit for the fiscal year ending December 31, 2011. The engagement of EY was approved by the Audit Committee of the board of directors of the Company.

The reports of PwC on the financial statements of the Company as of and for the fiscal years ended December 31, 2008 and 2009, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2008 and 2009, and through December 9, 2010, there were no (i) disagreements with PwC on any matter concerning accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports or (ii) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of the disclosure included on the Form 8-K filed with the SEC on December 15, 2010, which reflects the disclosure above, related to PwC and requested a letter from PwC addressed to the SEC indicating whether or not PwC agrees with the disclosures included therein. A copy of this letter, dated December 9, 2010, is attached as Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on December 15, 2010.

During the Company’s fiscal years ended December 31, 2008 and 2009, and through December 9, 2010, neither the Company, nor anyone on its behalf, consulted with EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by EY to the Company that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Required Vote

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

NON-BINDING VOTE ON THE COMPENSATION PAID TO

THE COMPANY’S NAMED EXECUTIVE OFFICERS

(PROPOSAL 3)

In accordance with recently-adopted Section 14A of the Securities Exchange Act of 1934 and Rule 14a-21(a), we are asking our stockholders to approve, in a separate advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

At our 2011 annual meeting of stockholders, we provided stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 annual meeting, and our stockholders favorably approved the proposal, with more than 73% of the votes cast in favor. At the 2011 annual meeting, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views it as a good corporate governance practice, and because at our 2011 annual meeting more than 69% of the votes cast were in favor of an annual advisory vote, we again are asking our stockholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As discussed in the Compensation Discussion and Analysis, our compensation committee and board of directors believe that our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our stockholders. Our compensation committee and board of directors also believe that our executive compensation program provides our named executive officers with a balanced compensation package that includes an appropriate base salary along with competitive annual and long-term incentive compensation targets. These incentive programs are designed to reward our named executive officers on both an annual and long-term basis if they attain specified goals.

As discussed in the Compensation Discussion and Analysis, key components to our compensation program include:

•	Performance Based Pay: In 2010 and 2011, performance based bonuses were not paid and performance based equity awards previously granted to our named executive officers were forfeited.

•

Higher Ownership Guidelines: Effective March 3, 2012 we increased the stock ownership targets for our former Chief Executive Officer from four times to five times his annual base salary and for our other executive officers and directors from four times to five times their annual base salary.

•

Clawback Policy: Effective April 26, 2012 we adopted a clawback policy to enable us to recoup incentive compensation paid on the basis of financial results that are later materially restated due to fraud, intentional misconduct or gross negligence of the executive officer.

•	No-Hedging Policy: On April 26, 2012, we adopted a no-hedging policy that prohibits our executive officers from hedging the economic risk in the shares of the Company that they own.

•	No Tax Gross-Ups: We have eliminated all excise tax gross-ups on any potential “parachute payments” to our executive officers.

We are asking our stockholders to indicate their approval of our named executive officer compensation as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers for 2011.

As this is an advisory vote, the results will not be binding on the Company, the board of directors, or the compensation committee and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and our board of directors, although our board of directors and compensation committee will consider the outcome of this vote when making future compensation decisions.

Required Vote

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NON BINDING VOTE TO

APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ISSUANCE OF SHARES PURSUANT TO THE RESTRUCTURING TRANSACTIONS

(PROPOSAL 4)

Description of the Proposal

Our Board of Directors is requesting that the stockholders approve the issuance of up to 23,750,000 shares of our Common Stock in connection with the Exchange Offers, after giving effect to the Reverse Stock Split (see Proposal 5).

Number of Shares To Be Issued

Assuming no change in circumstances, we could issue up to 23,750,000 shares of our common stock in the Exchange Offers, after giving effect to the 1-for-65.41 Reverse Stock Split that we plan effect prior to or concurrently with consummation of the Exchange Offers (see Proposal 5 below). Assuming that all of the Existing Notes are exchanged for pursuant to the Exchange Offers, the number of new shares to be issued to Existing Noteholders would constitute 95% of the outstanding shares of our Common Stock after giving effect to the Exchange Offers.

THE ISSUANCE AND SALE OF THE NEW COMMON STOCK WILL HAVE A SIGNIFICANT

DILUTIVE EFFECT ON THE EARNINGS PER SHARE AND ON EACH STOCKHOLDER’S

PERCENTAGE VOTING POWER.

All distributions of New Common Stock under the Exchange Offers or Plan of Reorganization are subject to dilution by New Common Stock reserved for issuance under a management incentive plan in an amount not to exceed 5% of all issued and outstanding New Common Stock on a fully diluted basis. The parameters of the management incentive plan will be determined by the board of directors of the reorganized Company and subject to shareholder approval.

Overview of the Restructuring Transactions

Set forth below is an overview of the Restructuring Transactions, which include the Exchange Offers and the RTL Debt Exchange (assuming that all Existing Notes are tendered in the Exchange Offers and the Exchange Offers are consummated, the RTL Debt Exchange is consummated and there is no filing of a Plan of Reorganization):

•	all Existing 2016 Notes would be exchanged for (i) an aggregate of $500 million principal amount of New Secured Notes and (ii) New Common Stock representing 65% of the New Common Stock in CEDC;

•	all Existing 2013 Notes and RTL Notes would be exchanged for New Common Stock representing 10% of the New Common Stock in CEDC;

•	the RTL Credit Facility would be exchanged for New Common Stock representing 20% of the New Common Stock in CEDC; and

•	CEDC’s existing stockholders would have their stock holdings diluted to 5% of the total common stock of CEDC by diluting all existing stockholders on a pro rata basis.

If the proposed transactions above are consummated through the Plan of Reorganization, the treatment of the creditors and stockholders above would be the same (assuming that the class of claims constituting the Existing 2013 Notes and RTL Notes votes to accept the Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code); provided, that in the event that the Company consummates the Restructuring Transactions pursuant to the CEDC Plan of Reorganization and CEDC FinCo consummates the exchange of Existing 2016 Notes pursuant to the CEDC FinCo Exchange Offer, only those holders of Existing 2016 Notes participating in the CEDC FinCo Exchange Offer would receive the consideration described above in exchange for such Existing 2016 Notes.

Rational for Exchange Offers and Plan of Reorganization

We believe that consummation of the Exchange Offers or the Plan of Reorganization will enable us to more effectively execute our business transformation strategy by deleveraging our capital structure and improving our liquidity.

If the Exchange Offers or Plan of Reorganization is not consummated, we may be required to seek bankruptcy protection without an agreed plan of reorganization in place. In the event of such a bankruptcy filing, the holdings of our existing stockholders in the Company will likely be eliminated. We are also likely to be subject to a more lengthy and costly bankruptcy process during which other parties in interest could propose competing plans of reorganization (subject to termination or expiration of our exclusive right to file a plan of reorganization). Such a filing could substantially erode our customers’ confidence in our business. Employees could be distracted or more easily attracted to other career opportunities, and it may be more difficult to attract or replace key employees. Suppliers could require prepayments or other payment restrictions. Furthermore, lenders, bank guarantors, factoring partners, and other partners could seek to terminate their relationships with us, require financial assurances or enhanced returns, or refuse to provide credit or other services on the same terms as prior to filing. Such circumstances are significantly less beneficial to the Company and its stockholders. As a result, our Board of Directors recommends a vote “for” the approval of the issuance of shares of common stock in the Exchanges Offers, the approval of which is a condition precedent to our ability to complete the Exchange Offers.

Overview of Exchange Offers, Plan of Reorganization and Debt Exchange

The Exchange Offers and Consent Solicitation

In the CEDC Exchange Offer, for each $1,000 principal amount of Existing 2013 Notes validly tendered, and not validly withdrawn, by holders of Existing 2013 Notes, such holders will receive 8.86 shares of New Common Stock. In the CEDC FinCo Exchange Offer, for each $1,000 principal amount of 9.125% Existing 2016 Notes validly tendered, and not validly withdrawn, by holders of 9.125% Existing 2016 Notes, such holders will receive (i) 16.52 shares of New Common Stock and (ii) $508.21 principal amount of the New Secured Notes. Also, in the CEDC FinCo Exchange Offer, for each €1,000 principal amount of 8.875% Existing 2016 Notes validly tendered, and not validly withdrawn, by holders of 8.875% Existing 2016 Notes, such holders will receive (i) 22.18 shares of New Common Stock and (ii) $682.37 principal amount of the New Secured Notes.

CEDC FinCo is also soliciting Consents from holders of Existing 2016 Notes to the Proposed Amendments. If holders of at least a majority of the aggregate principal amount of the outstanding Existing 2016 Notes deliver Consents in the CEDC FinCo Exchange Offer, the Covenant Amendments will be approved. The Covenant Amendments will eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Existing 2016 Notes Indenture. If holders of at least 90% of the aggregate principal amount of the outstanding Existing 2016 Notes deliver Consents in the CEDC FinCo Exchange Offer, the Collateral and Guarantee Amendments and the Covenant Amendments will be approved. The Collateral and Guarantee Amendments will release all of the collateral securing the Existing 2016 Notes and all of the subsidiary guarantees of the Existing 2016 Notes. The Proposed Amendments will become effective upon the execution of a supplemental indenture (the “Supplemental Indenture”), but the Proposed Amendments will only become operative upon consummation of the CEDC FinCo Exchange Offer or confirmation of the Multi-Debtor Plan of Reorganization. Noteholders participating in the CEDC FinCo Exchange Offer will be deemed to have delivered a consent with respect to their tendered Existing 2016 Notes.

The Supplemental Indenture will become operative upon its execution after receipt of the requisite consents as provided in the Existing 2016 Notes Indenture (even if the Exchange Offers are not consummated or a Plan of Reorganization never confirmed).

Plan of Reorganization

In the event that the conditions to the Exchange Offers are not satisfied or waived by us, or if we for any reason determine that it would be more advantageous or expeditious, subject to certain reorganization conditions, CEDC or both CEDC and CEDC FinCo (and CEDC Finance Corporation LLC, the parent company of CEDC FinCo and a direct, wholly-owned subsidiary of CEDC) may seek to file petitions under Chapter 11 of the Bankruptcy Code to consummate either the CEDC Plan of Reorganization or the Multi-Debtor Plan of Reorganization or an alternative plan of reorganization.

Through the CEDC Plan of Reorganization:

•

if the class of claims constituting the Existing 2013 Notes and the RTL Notes votes to accept the CEDC Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, then each member of such class would receive shares of New Common Stock upon substantially the same terms as the CEDC Exchange Offer as further set forth in the section entitled “The Plan of Reorganization”; provided, however that if the class of claims constituting the Existing 2013 Notes and the RTL Notes under the CEDC Plan of Reorganization does not vote to accept the CEDC Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, then each member of such class shall receive no recovery on account of its Existing 2013 Notes and/or RTL Notes, as applicable, under the CEDC Plan of Reorganization;

•

all holders of Existing 2016 Notes who elect to participate in the CEDC FinCo Exchange Offer would receive shares of New Common Stock and New Secured Notes upon the same terms as the CEDC FinCo Exchange Offer; provided, however, that to the extent that the requisite Consents are received from holders of Existing 2016 Notes, then all holders of Existing 2016 Notes shall be subject to the Proposed Amendments to the Existing 2016 Notes as provided herein regardless of such holders’ election, if any, in the CEDC FinCo Exchange Offer, as further set forth in the section entitled “The Plan of Reorganization”;

•

the holder of claims under the RTL Credit Facility would receive shares of New Common Stock as further set forth in the section entitled “The Plan of Reorganization”; provided, however, that if the class of claims constituting the RTL Credit Facility under the CEDC Plan of Reorganization does not vote to accept the CEDC Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, we reserve the right to amend and modify the CEDC Plan of Reorganization, in accordance with section 1127 of the Bankruptcy Code, to provide holders of such claims with a new note that satisfies the requirements of section 1129(b) of the Bankruptcy Code in lieu of the distribution of New Common Stock;

•

if the class of claims constituting the Existing 2013 Notes and the RTL Notes votes to accept the CEDC Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, then holders of Existing Common Stock will receive shares of New Common Stock equal to 5% of CEDC New Common Stock issued under the CEDC Plan of Reorganization; provided, however that if the class of claims constituting the Existing 2013 Notes and the RTL Notes under the CEDC Plan of Reorganization does not vote to accept the CEDC Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, then holders of Existing Common Stock will receive or retain no property under the CEDC Plan of Reorganization; and

•	the Existing 2013 Notes, the RTL Notes and the Existing Common Stock of CEDC would be cancelled.

Through the Multi-Debtor Plan of Reorganization:

•

if the class of claims constituting the Existing 2013 Notes and the RTL Notes votes to accept the Multi-Debtor Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, then each member of such class would receive shares of New Common Stock upon substantially the same terms as the CEDC Exchange Offer as further set forth in the section entitled “The Plan of Reorganization”; provided, however that if the class of claims constituting the Existing 2013 Notes and the RTL Notes under the Multi-Debtor Plan of Reorganization does not vote to accept the Multi-Debtor Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, then each member of such class shall receive no recovery on account of its Existing 2013 Notes and/or RTL Notes, as applicable, under the Multi-Debtor Plan of Reorganization;

•	all holders of Existing 2016 Notes will receive shares of New Common Stock and New Secured Notes upon substantially the same terms as the CEDC FinCo Exchange Offer;

•	the holder of claims under the RTL Credit Facility would receive shares of New Common Stock as further set forth in the section entitled “The Plan of Reorganization”;

•

if the class of claims constituting the Existing 2013 Notes and the RTL Notes votes to accept the Multi-Debtor Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, then holders of Existing Common Stock will receive shares of New Common Stock equal to 5% of CEDC New Common Stock issued under the Multi-Debtor Plan of Reorganization; provided, however that if the class of claims constituting the Existing 2013 Notes and the RTL Notes under the Multi-Debtor Plan of Reorganization does not vote to accept the Multi-Debtor Plan of Reorganization in sufficient number and amount to constitute an accepting class under section 1126(c) of the Bankruptcy Code, then holders of Existing Common Stock will receive or retain no property under the Multi-Debtor Plan of Reorganization; and

•	the Existing 2013 Notes, the RTL Notes, the Existing 2016 Notes and the Existing Common Stock would be cancelled.

RTL Debt Exchange

The Company and Roust Trading have entered into the RTL Credit Facility with an aggregate principal amount of $50 million pursuant to a term sheet. Certain of our subsidiaries are guarantors under the RTL Credit Facility. The RTL Credit Facility benefits from security granted by certain of our subsidiaries in Russia over inventory of specified brands with an aggregate value of goods in circulation at any time not less than 2,170,000,000 (approximately $70 million) Russian rubles calculated by reference to the balance sheet value of the goods (excluding VAT). Pursuant to the terms of the RTL Credit Facility, $50 million aggregate principal amount of the RTL Notes is being converted into a new term loan from Roust Trading to the Company in an equal principal amount of $50 million (the “Conversion”), and $20 million in aggregate principal amount of RTL Notes will remain outstanding.

In connection with the Exchange Offers and the Plan of Reorganization (and subject to consummation of the Exchange Offers or confirmation of a Multi-Debtor Plan of Reorganization), we are offering Roust Trading the opportunity to exchange the RTL Credit Facility for 5,000,000 shares of New Common Stock representing 20% of our outstanding shares after giving effect to the Restructuring Transactions and soliciting votes from Roust Trading on the Plan of Reorganization providing for the RTL Credit Facility Exchange. Roust Trading has not consented to the RTL Credit Facility Exchange.

We also have outstanding to Roust Trading the RTL Notes which, following the Conversion, will have an aggregate principal amount equal to $20 million. In connection with the Exchange Offers (and subject to consummation of the Exchange Offers or confirmation of the Multi-Debtor Plan of Reorganization or the CEDC Plan of Reorganization) we are offering Roust Trading the opportunity to exchange the RTL Notes for 179,907 shares of New Common Stock representing 0.7% of our outstanding common stock after giving effect to the Restructuring Transactions and soliciting votes from Roust Trading on the Plan of Reorganization providing for the RTL Note Exchange. Roust Trading has not consented to the RTL Note Exchange.

The RTL Debt Exchange is subject to conditions, including consummation of the Exchange Offers or confirmation of a Plan of Reorganization.

Minimum Conditions to the Exchange Offers and Plan of Reorganization

Minimum Conditions for Exchange Offers

The consummation of the Exchange Offers is conditioned upon, among other things, (i) with respect to each Exchange Offer, (A) the substantially concurrent consummation of the other Exchange Offer or (B) the consummation of the CEDC FinCo Exchange Offer and confirmation and consummation of the CEDC Plan of Reorganization; (ii) with respect to the CEDC Exchange Offer, holders of at least 98% of the aggregate principal amount of Existing 2013 Notes validly tendering their Existing 2013 Notes in the CEDC Exchange Offer at or prior to the Expiration Time (the “Existing 2013 Notes Minimum Condition”); (iii) with respect to the CEDC FinCo Exchange Offer, holders of at least 95% of the aggregate principal amount of Existing 2016 Notes validly tendering their Existing 2016 Notes in the CEDC FinCo Exchange Offer at or prior to the Expiration Time (the “Existing 2016 Notes Minimum Condition” and, together with the Existing 2013 Notes Minimum Condition, the “Minimum Conditions”); (iv) the approval by existing stockholders of the Company of a 65.41 to 1 reverse stock split (see Proposal 5 below) and the issuance of the New Common Stock in connection with the Exchange Offers (this Proposal 4); (v) the consummation of the RTL Debt Exchange (as defined below); (vi) the SEC declaring effective the application for qualification of the New Secured Notes Indenture on Form T-3 filed by CEDC FinCo; and (vii) if applicable, the SEC declaring effective the application for qualification of the Supplemental Indenture on Form T-3 filed by CEDC FinCo giving effect to the Collateral and Guarantee Amendments for the Existing 2016 Notes.

If the conditions to the CEDC Exchange Offer (including the Existing 2013 Notes Minimum Condition) are not satisfied or are not waived, at our option, we will either (i) not consummate either of the Exchange Offers and CEDC and CEDC FinCo (and CEDC FinCo LLC) will, if certain minimum reorganization conditions are satisfied, file petitions under Chapter 11 of the Bankruptcy Code and pursue confirmation and consummation of the Multi-Debtor Plan of Reorganization such that holders of Existing Notes and the existing stockholders would receive the treatment described in the Multi-Debtor Plan of Reorganization or (ii) CEDC FinCo will consummate the CEDC FinCo Exchange Offer upon the satisfaction or waiver of the conditions to the CEDC FinCo Exchange Offer (including the Existing 2016 Notes Minimum Condition) and CEDC will file a petition under Chapter 11 of the Bankruptcy Code and pursue confirmation and consummation of the CEDC Plan of Reorganization such that holders of Existing 2013 Notes and the existing stockholders would receive the treatment described in the CEDC Plan of Reorganization.

Conversely, if the conditions to the CEDC Exchange Offer (including the Existing 2013 Notes Minimum Condition) are satisfied or are waived, but the conditions to the CEDC FinCo Exchange Offer are not satisfied or are not waived, we will not consummate either of the Exchange Offers and CEDC and CEDC FinCo (and CEDC FinCo LLC) will, if certain minimum reorganization conditions are satisfied, file petitions under Chapter 11 of the Bankruptcy Code and pursue confirmation and consummation of the Multi-Debtor Plan of Reorganization.

Minimum Reorganization Conditions

The Plan of Reorganization is conditioned upon sufficient holders of Existing 2013 Notes and/or holders of Existing 2016 Notes, as applicable, voting to accept the Plan of Reorganization such that such holders’ respective class(es) constitute an accepting class for purposes of Section 1129(a)(8) of the Bankruptcy Code.

RTL Proposal/Views on the Exchange Offers

Prior to the date of this Offering Memorandum and Disclosure Statement, Roust Trading discussed with the Company a proposal for restructuring the Company’s affairs that included the following terms:

•

Roust Trading would pay $100 million in cash for 40% of the New Common Stock (the “RTL Payment”), the proceeds of which would be used exclusively to fund a cash payment to holders of Existing 2016 Notes;

•

Existing 2016 Notes would be exchanged for (i) $500 million principal amount of new secured notes, (ii) New Common Stock representing 30% of the New Common Stock and (iii) $100 million in cash from the proceeds of the RTL Payment;

•

Existing 2013 Notes and the RTL Notes would be exchanged for 10% of the New Common Stock (subject to receiving no recovery if the class of claims constituting holders of 2013 Notes and RTL Notes voted to reject the Plan of Reorganization);

•	the RTL Credit Facility would be exchanged for 20% of the New Common Stock; and

•	Existing Stockholders would have their stock holdings diluted to 5% of the total common stock or receive 5% of the New Common Stock as a result of the transactions described above.

Assuming the foregoing proposal (the “RTL Proposal”) were implemented in-court and hence, that existing stockholders received no equity, Roust Trading would own approximately 65% of the New Common Stock as follows: (i) 40% on account of the RTL Payment; (ii) 20% on account of the RTL Credit Facility; (iii) 4% on account of Existing 2013 Notes owned by Roust Trading; and (iv) 1% on account of the RTL Notes. The remaining equity would be owned by holders of the Existing 2013 Notes and the Existing 2016 Notes not affiliated with Roust Trading.

Assuming the RTL Proposal were implemented out of court and that existing stockholders are diluted to 5% of the total common stock of the Company, Roust Trading would own approximately 61.2% of the total common stock of the Company.

The primary difference between the economic terms of the Exchange Offers and the Plan of Reorganization, on the one hand, and the RTL Proposal, on the other hand, is that the RTL Proposal includes the investment by Roust Trading of $100 million to acquire an aggregate of 40% of the New Common Stock, the cash proceeds of which (rather than such equity) would be distributed to holders of Existing 2016 Notes.

After consultation with representatives of certain holders of the Existing 2016 Notes, the special committee of independent directors of our board of directors determined to pursue the Restructuring Transactions. Roust Trading and certain of its affiliates have informed us that they do not support, and have not agreed to, the terms of the Restructuring Transactions in their current form. Roust Trading and its affiliates have no obligation to tender into the CEDC Exchange Offer, agree to the RTL Debt Exchange or vote in favor of the Plan of Reorganization. Roust Trading and its affiliates have informed us that they reserve all of their legal, equitable and contractual rights with respect to the Exchange Offers and all of the transactions contemplated in the Offering Memorandum, including the Plan of Reorganization.

Alternative Proposals

We are aware of three alternative proposals to the Restructuring Transactions and Plan of Reorganization. The board of directors reserves its right to pursue any alternative restructuring transaction, including any of those described below, should the board of directors believe that it is in the best interest of the Company to do so.

Alternative Proposal of Committee of Holders of Existing 2016 Notes and Roust Trading

We have been informed by advisors to Roust Trading and advisors to a committee of holders of Existing 2016 Notes that this committee and Roust Trading are formulating an alternative to the Restructuring Transactions. We have been informed that this plan consists of a $172 million equity investment by Roust Trading, the proceeds of which would be paid to holders of Existing 2016 Notes in a manner to be determined. Pursuant to this proposal, holders of Existing 2016 Notes would receive (i) $172 million in cash (from the proceeds of Roust Trading’s investment), (ii) $450 million of new secured notes due 2018, bearing interest of 8% per annum, increasing to 9% in year two and 10% in year three and thereafter, and (iii) $200 million of new convertible notes due 2018, bearing interest of 10% per annum (payable in cash or in kind), convertible after 18 months into 20% of the Company’s equity, increasing to 25% if converted in 2015, 30% if converted in 2016 and then 35% if converted in 2016 or thereafter.

Under the proposal, all Existing 2013 Notes (including those held by Roust Trading) and the RTL Notes would be exchanged for New Common Stock, and our existing stockholders would have their stock holdings diluted such that following completion of the proposed transactions, holders of Existing 2013 Notes (including Roust Trading) and the RTL Notes and current stockholders would hold not more than 15% of the total common stock of the Company in respect of their Existing 2013 Notes, RTL Notes and existing equity.

The foregoing transactions would result in Roust Trading owning at least 85% of the equity of the Company. Roust Trading may receive additional equity in respect of Roust Trading’s holdings of the Existing 2013 Notes and the RTL Notes.

If the proposed transactions above were consummated through the Plan of Reorganization, the treatment of the creditors and stockholders above would be the same, assuming that the class of claims constituting the Existing 2013 Notes and RTL Notes voted to accept the Plan of Reorganization in sufficient number; if such votes were not obtained, existing equityholders and holders of Existing 2013 Notes would receive nothing and Roust Trading would own all of the equity in the Company. In either case, conversions of the new convertible notes would dilute the holders of equity outstanding upon completion of the proposed transactions.

No formal proposal has been made to the board of directors in respect of the foregoing proposal. In the event that a proposal is made to the board of directors by the committee of holders of Existing 2016 Notes and Roust Trading, and such proposal is accepted by the board of directors, the Exchange Offers and Plan of Reorganization may be amended to reflect this proposal.

Alternative Proposal of Mark Kaufman

On February 18, 2013, Mark Kaufman sent a letter to the board of directors stating that he wanted to work with us on a restructuring plan and his willingness to commit personal funds, immediately available in cash, of up to $75 million. Mr. Kaufman’s letter stated that his proposal would not contemplate any reduction in the principal of the Existing 2016 Notes and would take into account the current market value of the 2013 Notes. On February 19, 2013, the Company and Mr. Kaufman executed a nondisclosure agreement and engaged in preliminary discussions on a potential alternative restructuring plan. We intend to continue such discussions.

Third Party Proposal

In addition, we have received an indication of interest from a significant third party group in a potential investment in the Company. We intend to engage in discussions with this third party on a potential investment or alternative transactions.

Summary Comparison of the Exchange Offers and the Plan of Reorganization

Consummation of the Exchange Offers provides several benefits, including:

•

substantially deleveraging our balance sheet by approximately $786 million principal amount of debt (assuming an exchange rate of $1.3434 to €1.00, which reflects the trailing thirty day average exchange rate through February 21, 2013, as reported by Bloomberg Finance L.P.) after giving pro forma effect to the Exchange Offers;

•	decreasing debt service payments and, thereby, increasing cash balances available for future business operations;

•	reducing the risk of a capital shortfall that may be caused by the impending maturity of the Existing 2013 Notes on March 15, 2013 and extending our debt maturity profile;

•	improving our financial position and our ability to access local credit lines in Poland and Russia;

•	effectively executing our business transformation strategy; and

•	effectuating the restructuring in a short period of time.

Consummating the Exchange Offers may also avoid the potential need to seek bankruptcy protection and the related costs and potential disruptions. These costs could be material and may include:

•	loss of local credit lines, factoring agreements and bank guarantees;

•	possible disruptions to our business, employees and customers, and a reduction in our ability to consummate this restructuring on as expedited a basis;

•	our existing portfolio of clients seeking new alcohol beverage vendors to replace their existing relationships with us;

•	increased cost of obtaining financing;

•	suppliers demanding prepayment for their products;

•	reputational damage resulting from the filing of a bankruptcy case;

•	direct costs of bankruptcy, including fees paid to attorneys and other professionals; and

•	costs of implementing any debtor in possession financing that may be necessary.

On the other hand, there are potential drawbacks to consummating the Exchange Offers outside bankruptcy, including:

•	the possibility that not all Noteholders tender their Existing Notes into the Exchange Offers, resulting in less debt being extinguished;

•	the need to obtain stockholder and other approvals for the issuance of the New Common Stock to Noteholders; and

•	the risk that we could incur significant U.S. federal income tax liability as a result of recognizing “cancellation of debt income” outside of bankruptcy.

•	Accordingly, effecting the restructuring through the Plan of Reorganization could provide benefits that the Exchange Offers do not, including:

•	elimination of all or substantially all of the obligations under the Existing Notes;

•	providing for the same treatment of all holders of claims in the same class whether or not they vote to accept the Plan of Reorganization;

•	cancellation of the Existing Common Stock and the ability to issue the New Common Stock without stockholder approval; and

•

allowing us to exclude any otherwise taxable “cancellation of debt income” arising as a result of consummating the Exchange Offers outside bankruptcy (at the cost of reducing certain of our tax attributes).

Effects of Bankruptcy Filing Without a “Prepackaged” or Other Approved Plan of Reorganization

It is our intention to pursue the restructuring of our capital structure through the Exchange Offers or the Plan of Reorganization. If, however, either or both of the Exchange Offers are not consummated and we do not seek confirmation of the Plan of Reorganization, we may file for bankruptcy protection and seek approval of a “prearranged” or “pre-negotiated” plan of reorganization. In the event of a bankruptcy filing without an agreed plan of reorganization, we are likely to be subject to a more lengthy and costly bankruptcy process. Such a filing could cause substantial damage to our business and reputation. In addition, such a filing could substantially erode our customers’ confidence in our business. Lenders, bank guarantors, factoring partners, and other partners could seek to terminate their relationships with us, require financial assurances or enhanced returns, or refuse to provide credit or other services on the same terms as prior to filing. Furthermore, employees could be distracted or more easily attracted to other career opportunities, and it may be more difficult to attract or replace key employees. Suppliers could require prepayments or other payment restrictions. If you do not tender your Notes in the Exchange Offers and you vote against, or take no action with respect to, the Plan of Reorganization, we may not be able to consummate the Exchange Offers or the Plan of Reorganization.

Our Business Post-Exchange Offers

Following the consummation of the Exchange Offers, we will continue to pursue our broader business strategy. If consummated, we expect the Exchange Offers to significantly enhance our capital structure and liquidity position. The extension of the maturity of indebtedness represented by the Existing 2016 Notes exchanged for New Secured Notes due in 2020 will give us greater flexibility in using any cash proceeds from other securities issued by us to pursue our business strategy.

Use of Proceeds from Transaction

There will be no proceeds from the issuance of the New Common Stock because the New Common Stock will be part of the consideration of the Restructuring Transactions.

NASDAQ Shareholder Approval Requirement

NASDAQ Marketplace Rule 5635(b) generally requires shareholder approval of the issuance of securities to an investor or group of investors that would result in a “change of control” as defined by NASDAQ. NASDAQ generally characterizes a transaction whereby an investor or group of investors acquires, or obtains the right to acquire, 20% of more of the voting power of an issuer on a post-transaction basis as a “change of control” for purposes of Rule 5635(b). If Roust Trading fully participates in the Restructuring Transactions, we estimate that Roust Trading will own in excess of 20% of the voting power of the Common Stock. As such, for the avoidance of doubt, we are seeking shareholder approval under Rule 5635(b). Notwithstanding the NASDAQ interpretation of Rule 5635(b), we do not consider the issuance of New Common Stock to Roust Trading pursuant to the Restructuring Transactions to be an actual change of control of the Company.

No Appraisal Rights

Pursuant to Delaware law, holders of shares of Common Stock are not entitled to appraisal rights with respect to this Proposal 4.

Effect on Existing Stockholders

THE ISSUANCE AND SALE OF THE NEW COMMON STOCK WILL HAVE A SIGNIFICANT

DILUTIVE EFFECT ON THE EARNINGS PER SHARE AND ON EACH STOCKHOLDER’S

PERCENTAGE VOTING POWER.

As currently contemplated by the Restructuring Transitions, existing stockholders’ holdings will be diluted to 5% of the total common stock of CEDC after giving effect to the Restructuring Transactions.

Required Vote For Approval

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote with respect to Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ISSUANCE OF SHARES

PURSUANT TO THE RESTRUCTURING TRANSACTIONS.

AUTHORIZATION OF THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT

(PROPOSAL 5)

The board of directors has approved, and recommended that our shareholders approve, a proposal to permit the board of directors to file a certificate of amendment to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), in substantially the form set forth below (the “Reverse Stock Split Amendment”), to effect a 1-for-65.41 Reverse Stock Split of the outstanding shares of our Common Stock to effect the issuance of New Common Stock under the Restructuring Transactions. After the Reverse Stock Split is effected, we will issue shares, subject to shareholder approval of Proposal 4, pursuant to the Restructuring Transactions.

If shareholders approve the Reverse Stock Split Amendment, and the Board of Directors decides to implement it, the Reverse Stock Split will become effective upon the filing of the Reverse Stock Split Amendment with the Delaware Secretary of State.

Even if the stockholders approve the Reverse Stock Split Amendment, we may abandon or postpone the proposal if the Board of Directors determines to abandon the Restructuring Transactions

Rationale for Reverse Stock Split.

Because the Restructuring Transactions will involve issuing a substantial amount of new shares of Common Stock to existing holders of Existing Notes and to Roust Trading, without adjusting for the Reverse Stock Split, we will have many times more shares of common stock outstanding after the conclusion of these transactions than before. Through effecting the Reverse Stock Split, we will have enough authorized shares to consummate the Restructuring Transactions without increasing the amount of authorized shares.

Text of Proposed Amendment

The Reverse Stock Split Amendment would amend Article IV, Section 4.2 of the Certificate of Incorporation by adding the following provision:

“4.2.5. Reverse Stock Split

Upon this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into one-hundred and fifty four ten-thousandths (0.0154th) of a share of Common Stock (the “Reverse Stock Split”). Any stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock as equals the product obtained by multiplying the number of shares of Common Stock represented by such certificate immediately prior to the Effective Time by one-hundred and fifty four ten-thousandths (0.0154). In lieu of issuing script or fractional shares as a result of the Reverse Stock Split, the Board of Directors may determine, at its sole discretion, to distribute cash to each stockholder of the Company who would otherwise have been entitled to receipt of a fractional share. The amount of cash to be distributed in lieu of fractional shares, if the Board of Directors so determines, shall be based upon the average closing price of a share of Common Stock on the NASDAQ Stock Market or other primary trading market for the Common Stock for the five trading days immediately preceding the Effective Time of this Certificate of Amendment.

Notwithstanding stockholder approval of the foregoing amendment, and without further action by the stockholders, the Board of Directors is authorized to abandon or to delay the filing of the amendment and the reverse stock split, if at any time prior to the filing of the amendment it determines, in its sole discretion, that the reverse stock split would not be in the best interests of the Corporation and its stockholders.”

No Appraisal Rights

Under the Delaware General Corporation Law, shareholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed Reverse Stock Split Amendment to effect the Reverse Stock Split, and we will not independently provide shareholders with any such rights.

Required Vote and Board Recommendation

The affirmative vote of the holders of a majority of the Company’s outstanding common stock will be required to approve this amendment to the Company’s Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE REVERSE

STOCK SPLIT AMENDMENT TO EFFECT THE REVERSE STOCK SPLIT.

STOCKHOLDER PROPOSAL TITLED “ADOPT SIMPLE MAJORITY VOTE”

(PROPOSAL 6)

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our board of directors accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our board of directors unanimously recommends that you vote AGAINST this proposal.

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, the beneficial owner of not less than 500 shares of common stock, has advised the Company that he intends to make a proposal at the annual meeting. Mr. Steiner has given a proxy for John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 and/or Mr. Chevedden’s designee to act on his behalf regarding the proposal. The proposal and statement in support of it are set forth below:

5—Adopt Simple Majority Vote

The shareholder requests that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the proposal, or a simple majority in compliance with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. Source: “What Matters in Corporate Governance?” by Lucien Bebchuk, Alma Cohen and Allen Ferrel, Harvard Law School, Discussion Paper No. 491 (September 2004, revised March 2005).

This proposal topic won more than 50%-support at our 2011 annual meeting in Poland. Prior to 2011 every shareholder meeting was at a convenient major USA metropolitan location. A meeting in Poland is a sign that our corporate governance in going backwards.

This proposal topic also won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included William Steiner and James McRitchie.

The merit of this Simple Majority Vote proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, said there were issues regarding our executive pay. Cash bonuses were given from a bonus pool based on a simple performance measure and were arbitrarily dispersed based on individual performance, which can be subjective. In addition, long-term incentive pay for named executives consisted of market-priced stock options and restricted stock.

Stock options and half of the restricted stock pay simply vested after the passage of time. Equity pay should have performance-vesting features in order to assure alignment with shareholder interest. In addition, performance-based restricted stock pay was based on the same performance targets used to determine cash bonuses. Finally, our company does not have a clawback policy to allow for the recovery of unearned executive pay in the event of fraud or financial restatements.

Our board adopted a poison pill on September 7, 2011. The pill has a 10% triggering threshold and will extend to 2021. A poison pill is a sign that our corporate governance in going backwards.

Please encourage our board to respond positively to this proposal to initiate the improved governance we deserve: Adopt Simple Majority Vote—Yes on 5.

STATEMENT OF THE BOARD OF DIRECTORS

IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE

STOCKHOLDER PROPOSAL.

The board of directors has carefully considered the above proposal and believes that eliminating existing voting standards under the Company’s Amended and Restated Certificate of Incorporation and Bylaws that require a greater than majority vote is not in the best interest of the Company or the Company’s stockholders.

The board of directors believes that the existing voting standards under the Company’s Amended and Restated Certificate of Incorporation and Bylaws (collectively, the organizational documents) are appropriate and necessary and protect the long-term interests of the Company and the Company’s stockholders. These voting provisions have been previously approved by the board of directors, the Company’s stockholders and NASDAQ and are intended to maximize value for all of the Company’s stockholders. In particular, these requirements protect the Company’s stockholders against coercive takeover tactics by requiring the approval of stockholders for significant corporate matters. In addition, supermajority voting provisions protect the Company against the actions of short-term investors such as hedge funds or corporate raiders and help to increase the Company’s stability, improve its long-term planning and represent broad consensus of the Company’s stockholder. Moreover, Delaware law permits these voting requirements and many other publicly traded companies have adopted these provisions to preserve and maximize value for all their stockholders.

The Company’s Existing Voting Requirements. Under the Company’s existing organizational documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. As permitted by Delaware law, the Company’s organizational documents provide that a vote of the holders of at least two-thirds of the Company’s outstanding shares of stock entitled to vote is required for stockholders to approve changes to selected provisions of the organizational documents that primarily relate to: (i) the issuance of preferred stock; (ii) limitations on the liability of directors; (iii) adoption, amendment or repeal of the Bylaws; (iv) ability of stockholders to act by written consent; and (v) the calling of special meetings of stockholders.

The board of directors believes that in these limited circumstances the higher voting requirements are more representative of all stockholders and are consistent with good corporate governance.

Purposes of Supermajority Voting. If a simple majority vote standard were adopted, and only 50.1% of the shares of stock are present at a stockholder’s meeting, a minority of stockholders representing as little as 25.1% of the outstanding voting power of the Company could approve corporate changes that may be damaging to the long-term interest of the majority of the Company’s stockholders. Supermajority voting is designed to ensure that minority stockholders are protected from coercive tactics by stockholder groups seeking to advance a change in governance, including a change of control, of the Company. The board of directors strongly believes that fundamental changes to corporate structure and governance should have the support of a broad consensus of the Company’s stockholders rather than a simple majority. A dissident group of stockholders should not be permitted to approve fundamental changes which could significantly alter the governance of the Company, despite the objection of our board and 49% of the stockholders. Our governing documents were intentionally created to include a supermajority vote standard that would apply to the areas described above because of their importance to the Company.

After careful consideration of the proposal, the board of directors does not believe that implementation of this proposal would enhance the Company’s corporate governance practices. The board of directors operates under corporate governance principles and practices that are designed to maximize long-term stockholder value, align the interests of the board of directors and management with those of our stockholders, and promote high ethical conduct among our directors and employees. The board of directors does not believe that approval of this proposal is needed or advisable, or in the best interests of the Company and its stockholders.

The proponent points to the Company’s executive compensation practices to support his proposal. However, these very practices were approved by approximately 73% of the votes cast in favor of the shares voted at our 2011 annual meeting of stockholders. Moreover, we recently adopted a clawback policy to allow for the recovery of unearned executive pay in the event of fraud or financial restatements. Finally, the proponent claims that the adoption of our stockholder rights plan in 2011 was a detriment to our corporate governance. The board of directors views the stockholder rights plan as a beneficial protection of the value of the Company for all of its stockholders and is aimed at protecting minority stockholders from coercive tactics.

On an ongoing basis the board of directors will continue to consider whether changes to the organizational documents are appropriate and in the best interests of the Company and its stockholders. The board of directors is prepared to take additional steps to strengthen the organizational documents in response to legitimate stockholder concerns. However, after careful consideration of this proposal, the board of directors has determined that retention of the supermajority voting requirement remains in the long-term best interests of the Company and its stockholders. The board of directors believes that the substantial benefits of a supermajority voting requirement do not come at the expense of prudent corporate governance. To the contrary, the voting requirement is designed to protect the interests of all stockholders.

Mr. Steiner presented a substantially similar proposal at our last annual meeting. The proposal received 20,001,509 “For” votes out of a total of 40,091,121 votes cast. Therefore, the proposal was supported by less than 50% of the votes cast.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the annual meeting is required to approve Proposal 6.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE

STOCKHOLDER PROPOSAL REGARDING A SIMPLE MAJORITY VOTE.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the common stock of the Company to file with the SEC initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. Officers, directors and beneficial owners of more than 10% of the common stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to 2011 or upon written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows the Company to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement is an important part of this proxy statement. Specifically, the Company is incorporating the following portions of its annual report to stockholders on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission on October 5, 2012, by reference into this proxy statement:

•	Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Part II, Item 7A, “Quantitative and Qualitative Disclosure About Market Risk”;

•	Part II, Item 8, “Financial Statements and Supplementary Data”; and

•	Part II, Item 9, “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.”

A copy of the annual report to stockholders on the Form 10-K/A for the fiscal year ended December 31, 2011 accompanies this proxy statement. The Company will provide copies of the exhibits to the annual report on Form 10-K/A upon payment of a reasonable fee and receipt of a request addressed to the Corporate Secretary, Central European Distribution Corporation, 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054. This fee will be limited to the Company’s reasonable expenses in providing the exhibits.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Any proposal or proposals by a stockholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2013 annual meeting of stockholders or to be properly brought before such meeting of stockholders must comply with applicable SEC regulations and all of the requirements set forth in the Company’s bylaws. Proposals must be received at the Company’s principal executive offices no later than November 26, 2013; provided, however, in the event the date of the annual meeting is advanced more than 30 days prior to March 26, 2014 or delayed more than 60 days after such date, then to be timely such notice must be received by the Company at such offices not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the date of Public Disclosure (defined in the bylaws) of the date of the annual meeting.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. If you would like to obtain another copy of the proxy, please contact our Corporate Secretary at 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054, telephone (856) 273-6980.

If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The board of directors does not know of any other matters to be presented for a vote at the annual meeting. If, however, any other matter should properly come before the annual meeting or any adjournment or postponement of the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the directions of the board of directors, or in the absence of such direction, in their own best judgment.

By Order of the Board of Directors,

Grant Winterton
Chief Executive Officer

Mt. Laurel, New Jersey

            , 2013

A copy of the annual report to stockholders for the fiscal year ended December 31, 2011 accompanies this proxy statement. The Company will provide copies of the exhibits to the annual report on Form 10-K/A upon payment of a reasonable fee and receipt of a request addressed to the Corporate Secretary, Central European Distribution Corporation, 3000 Atrium Way, Suite 265, Mt. Laurel, NJ 08054. This fee will be limited to the Company’s reasonable expenses in providing the exhibits.

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS

IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables set forth the name and business address of the Company’s directors and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in the Company’s solicitation of proxies in connection with the 2012 annual meeting of stockholders.

Directors

The principal occupations of the Company’s directors who are considered “participants” in its solicitation are set forth under the section above titled “Election of Seven nominees to the Board of Directors” of this proxy statement. The name and business addresses, and address of the organization of employment, of the Company’s directors and nominees are as follows:

Name	Business Address
Roustam Tariko	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265, Mount Laurel, NJ 08054

N. Scott Fine	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265, Mount Laurel, NJ 08054

David Bailey	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265, Mount Laurel, NJ 08054

Jose Aragon	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265, Mount Laurel, NJ 08054

Joseph Farnan	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265, Mount Laurel, NJ 08054

Alessandro Picchi	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265, Mount Laurel, NJ 08054

Markus Sieger	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265, Mount Laurel, NJ 08054

Officers and Employees

The principal occupations and business address of the Company’s executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company.

Name	Principal Occupation	Business Address
Grant Winterton	Chief Executive Officer	c/o Russian Alcohol Group 5 Navoorlouskaya St. Moscow 119633 Russian Federation c/o Central European Distribution Corporation Bobrowiecka 6 00-728 Warsaw Poland

Ryan Lee	Chief Financial Officer	c/o Central European Distribution Corporation Bobrowiecka 6 00-728 Warsaw Poland c/o Russian Alcohol Group 5 Navoorlouskaya St. Moscow 119633 Russian Federation

Information Regarding Ownership of the Company’s Voting Securities by Participants

The number of shares of our common stock held by our directors and named executive officers as of February 12, 2012 is set forth under the “Security Ownership of Principal Stockholders and Management” section of this proxy statement.

Information Regarding Transaction in the Company’s Voting Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s voting securities by each of the participants listed above under “Directors” and “Officers and Employees” from February 14, 2011 to February 14, 2013. Unless otherwise indicated, all transactions were in the public market or pursuant to the Company’s equity compensation plans and none of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	No. of Shares	Transaction Description
Roustam Tariko	11/15/2011	151,950	Purchase
	11/16/2011	1,753,512	Purchase
	11/17/2011	1,100,663	Purchase
	11/18/2011	2,800,000	Purchase
	11/21/2011	1,400,000	Purchase
	05/04/2012	5,714,286	Purchase*
	12/20/2012	3,000,000	Purchase*
N. Scott Fine	5/19/2011	1,083	Award
Jose Aragon	—	—	—
David Bailey	5/19/2011	2,167	Award
Joseph Farnan	—	—	—
Alessandro Picchi	—	—	—
Markus Sieger	03/07/2011	2,000	Purchase
	08/19/2011	12,000	Purchase
Grant Winterton	04/01/2012	160,000	Award
Ryan Lee	04/16/2012	29,000	Award
	06/01/2012	150,000	Award

*	Please refer to “Related Party Transaction—Transactions with Roust Trading” in this proxy statement.

Miscellaneous Information Concerning the Participants

Other than as set forth in this Appendix A or this proxy statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2012 annual meeting of stockholders. In addition, except as set forth below, neither the Company nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements (aside from the option grants to our executive officers), puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.

Other than as set forth in this Appendix A or under “Related Party Transactions” in this Proxy Statement, none of the participants listed above or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our 2011 fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

PROXY

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Solicited on behalf of the Board of Directors)

The undersigned holder of common stock of Central European Distribution Corporation, revoking all proxies heretofore given, hereby constitutes and appoints                                      as Proxies, with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of the said stock, according to the number of votes and with all the powers the undersigned would possess if personally present at the annual meeting of Stockholders of Central European Distribution Corporation to be held on March 26, 2013 at 9:00 a.m., local time, at Skadden, Arps, Slate, Meagher & Flom LLP at Four Times Square, New York, NY 10036, and at any adjournments or postponements that may take place.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

, 2013

Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to Be Held on March 26, 2013:

The proxy statement and annual report to security holders are available at http://cedc-reports.home.pl/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20733333330000000000 8	112812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN
1. Election of the board of directors’ seven (7) nominees to the board of directors, to serve until the 2013 Annual Meeting of Stockholders.				2.	Ratification of the appointment of Ernst & Young as the Company’s independent auditors for the fiscal year ending 2012.	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ ROUSTAM TARIKO ¡ DAVID BAILEY ¡ N. SCOTT FINE ¡ JOSE ARAGON ¡ JOSEPH FARNAN ¡ ALESSANDRO PICCHI ¡ MARKUS SIEGER		3.	Approval of the compensation paid to the Company’s named executive officers, by non-binding vote.	☐	☐	☐
				4.	Approval of the issuance of shares of common stock pursuant to the Restructuring Transactions.	☐	☐	☐
				5.	Approval of amendments to the Company’s Certificate of Incorporation to authorize the board of directors to effect a 1-for-65.41 reverse stock split.	☐	☐	☐
				6.	Vote on a shareholder proposal to adopt a simple majority vote.	☐	☐	☐
				7.	Transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in items 1, 2, 3, 4, 5 and 6, and AGAINST the matter described in item 7 unless the stockholder specifies otherwise (in which case it will be voted as specified).

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

2013

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
Vote via telephone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to Be Held on March 26, 2013:
The proxy statement and annual report to security holders are available at http://cedc-reports.home.pl/

i            Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.            i

¢	20733333330000000000 8	112812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

							FOR	AGAINST	ABSTAIN
1.	Election of the board of directors’ seven (7) nominees to the board of directors, to serve until the 2013 Annual Meeting of Stockholders.				2.	Ratification of the appointment of Ernst & Young as the Company’s independent auditors for the fiscal year ending 2012.	☐	☐	☐
NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O O O O O O O	ROUSTAM TARIKO DAVID BAILEY N. SCOTT FINE JOSE ARAGON JOSEPH FARNAN ALESSANDRO PICCHI MARKUS SIEGER		3.	Approval of the compensation paid to the Company’s named executive officers, by non-binding vote.	☐	☐	☐

					4.	Approval of the issuance of shares of common stock pursuant to the Restructuring Transaction.	☐	☐	☐

					5.	Approval of amendments to the Company’s Certificate of Incorporation to authorize the board of directors to effect a 1-for-65.41 reverse stock split.	☐	☐	☐

					6.	Vote on a shareholder proposal to adopt a simple majority vote.	☐	☐	☐
					7.	Transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in items 1, 2, 3, 4, 5 and 6, and AGAINST the matter described in item 7 unless the stockholder specifies otherwise (in which case it will be voted as specified).

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢